    As filed with the Securities and Exchange Commission on November 22, 2000
                                                      REGISTRATION NO. 333-34612
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------
                                 AMENDMENT NO. 3
                                      TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                 ---------------
                              ENVIRONMAX.COM, INC.
                         (Name of issuer in its charter)
                                 ---------------

           UTAH                                        541620                                      87-064520
------------------------------            -------------------------------             ----------------------------------
  (State of incorporation)         (North American Industry Classification System)   (I.R.S. Employer Identification No.)

                        4190 S. Highland Drive, Suite 210
                           Salt Lake City, Utah 84124
                                 (801) 424-0200
             (Address and telephone number of registrant's principal
                                executive offices
                        and principal place of business)

          Robert F. Craig                           J. Gordon Hansen
      Chief Executive Officer                      Richard D. Clayton
 4190 S. Highland Drive, Suite 210                 Scott R. Carpenter
    Salt Lake City, Utah 84124                   Parsons Behle & Latimer
          (801) 424-0200                    201 South Main Street, Suite 1800
(Name, Address and telephone number            Salt Lake City, Utah 84111
       of agent for service)                         (801) 532-1234

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering. [ ]

If this Form is a post-effective amendment file pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2000.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

                          UP TO 7,000,000 COMMON SHARES





                              [ENVIRONMAX.COM LOGO]



                                $[  ] PER SHARE

================================================================================

Environmax.com, Inc. is offering up to 7,000,000 common shares. This is our initial public offering and no public market currently exists for our shares. The method of distribution being used in this offering differs from that traditionally employed in firm commitment underwriter public offerings. The public offering price and allocation of shares will be determined before the registration statement for this offering is declared effective by the Securities and Exchange Commission, primarily by a Dutch auction process. We anticipate that the auction will result in a public offering price of $14.00 to $17.00 per share. A more detailed description of the auction process is included in the section entitled "Plan of Distribution."

We are offering our shares on a best-efforts basis and without the assistance of any underwriter or other securities dealer. As a result, we may sell fewer than the full 7 million shares we are offering.

We have applied to have our common shares listed on the American Stock Exchange under the symbol "EVX."

Investing in our common shares involves risks. See "Risk Factors" beginning on page 6.

-------------------------------------------------------------------------------------------------------------
                               OFFERING PROCEEDS AT $14.00 PER SHARE    OFFERING PROCEEDS AT $17.00 PER SHARE
-------------------------------------------------------------------------------------------------------------
                                    PER SHARE              TOTAL             PER SHARE            TOTAL
-------------------------------------------------------------------------------------------------------------
Public Offering Price              $      14.00        $ 98,000,000        $      17.00        $119,000,000
-------------------------------------------------------------------------------------------------------------

Estimated Offering Expenses        $        .11        $    800,000        $        .11        $    800,000
=============================================================================================================

Our Net Proceeds                   $      13.89        $ 97,200,000        $      16.89        $118,200,000
=============================================================================================================

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus is November      , 2000

                              [INSIDE FRONT COVER]

                  [GRAPHICS DEPICTING THE COMPANY'S PRODUCTS.]


        WE INTEND TO DISTRIBUTE TO SHAREHOLDERS ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS EXAMINED BY AN INDEPENDENT PUBLIC ACCOUNTING FIRM AND QUARTERLY REPORTS FOR THE FIRST THREE QUARTERS OF EACH CALENDAR YEAR CONTAINING UNAUDITED FINANCIAL INFORMATION.

        As used in this prospectus, the terms "we," "our," "us,"
"EnvironMax.com," and "the Company" refer to EnvironMax.com, Inc. We have filed trademark and servicemark applications for the "EnvironMax.com," and "EnvironMax" names and logo. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners. We are not related to or affiliated with Enmax Corporation, located in Alberta, Canada.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY.....................................................................................          2
RISK FACTORS...........................................................................................          5
[SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS]....................................................         16
USE OF PROCEEDS........................................................................................         18
CAPITALIZATION.........................................................................................         20
DILUTION ..............................................................................................         20
SELECTED FINANCIAL DATA................................................................................         21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..................         23
RESULTS OF OPERATIONS..................................................................................         24
BUSINESS ..............................................................................................         28
LEGAL PROCEEDINGS......................................................................................         35
MANAGEMENT EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES.............................................         35
RELATED PARTY TRANSACTIONS.............................................................................         39
PRINCIPAL SHAREHOLDERS.................................................................................         40
PLAN OF DISTRIBUTION...................................................................................         42
DESCRIPTION OF SECURITIES..............................................................................         42
SHARES ELIGIBLE FOR FUTURE SALE........................................................................         47
STOCK TRANSFER AND LISTING.............................................................................         47
LEGAL MATTERS..........................................................................................         48
EXPERTS ...............................................................................................         48
WHERE YOU CAN FIND ADDITIONAL INFORMATION..............................................................         48
INDEX TO FINANCIAL STATEMENTS..........................................................................        F-1

                               PROSPECTUS SUMMARY


This summary highlights information contained in other parts of this prospectus. You should read this summary information with the more detailed information in this prospectus, including the risk factors and the financial statements and notes to those statements appearing elsewhere in this prospectus.

                                  OUR BUSINESS

We provide environmental and waste tracking and reporting management solutions to governmental and commercial entities. Our computer software and hardware systems allow our clients to comply with Environmental Protection Agency, or EPA, regulations and reduce their hazardous materials and waste stream costs by closely tracking the movement and use of hazardous materials from purchase through disposal.

As a subcontractor to our parent, Enmax Corporation, we provide development, support and maintenance services related to the Hazardous Material Management System, or HMMS, a client-server based software system that is used by governmental agencies to monitor and track hazardous material and waste. Our support services include the development of upgrades to HMMS software, system support and maintenance. We currently provide our HMMS services to twenty-five Department of Defense facilities, including Warner-Robins Air Logistics Center, Tobyhanna Army Depot, and the Marine Corps Logistics Base in Albany, Georgia and the Naval base at Cherry Point.

In addition, we are developing EnvironMax Millenial Edition, or EnvironMax ME, a web-based software application that is designed to replace HMMS and better meet commercial reporting and tracking requirements. We are currently testing EnvironMax ME. We expect EnvironMax ME to replace HMMS and be the primary focus of our operations. Much like HMMS, the EnvironMax ME system will use a combination of computer software and hardware and business processes to manage and monitor the procurement, use and disposal of hazardous materials and waste. We expect to make the EnvironMax ME system available to commercial and governmental entities in early 2001. We anticipate that some of our initial EnvironMax ME clients will be our existing HMMS governmental customers.

                            OUR MARKET OPPORTUNITIES

We believe there is a significant and growing market need for an easy-to-use, effective, web-based system for tracking and reporting the acquisition, production, handling, storage and disposal of environmentally hazardous materials and waste. In 1994, governmental agencies and commercial enterprises in the United States spent approximately $100 billion on pollution abatement and control. We believe that approximately $5 billion of this amount was allocated directly to hazardous materials and waste reporting and tracking. According to the EPA, there are approximately 350,000 active commercial and governmental entities in the United States that are required to report on environmental issues. Of these, more than 100,000 are required to report on environmental issues for which the EnvironMax ME could provide reporting and tracking management solutions. We believe the world-wide market for the Environmax ME is in excess of $40 billion. If, as we anticipate, we upgrade the capabilities of the Environmax ME to also address air, water and soil reporting and tracking requirements, we believe the domestic market for the Environmax ME would be approximately $17.5 billion, and that the world-wide market could be approximately $140 billion.

Historically, business and governmental agencies reported and tracked their hazardous materials and waste using either internally developed hand-entry systems or stand-alone, client-server based computer systems. These systems were generally difficult to use, inefficient and relatively expensive, particularly in the case of systems that used stand-alone computers and servers.

The Internet has accelerated the introduction of processes for more effectively and efficiently managing information and providing services. It also has changed the way software applications are developed and deployed. We believe one of the fundamental changes in software development and deployment the Internet has accelerated is the use of software applications. Software applications accessed in such a manner are less expensive and more efficient to obtain and use than traditional internally installed software systems. The Gartner Group has estimated that, by 2003, hosting applications will be the dominant application medium for small and medium-sized businesses. It also forecasts that the market for application service providers - firms that host and rent clients software applications using the Internet as the delivery platform instead of installing those applications internally -- will exceed $25 billion by 2004, up from $1.1 billion in 1999. We intend to take advantage of the growth in the use of web-based applications by enabling our EnvironMax ME software to be web-based and delivered via the Internet using an application service provider, or ASP.

Our EnvironMax ME software will operate separately or as an integrated part of an enterprise-wide software solution and provide a comprehensive suite of interoperable tools for the management of hazardous materials and waste.

                                  OUR STRATEGY

Our goal is to become a leading provider of environmental and waste tracking and reporting management solutions for commercial and governmental enterprises. The elements of our strategy to achieve this goal are to:

-   service our current HMMS customers;

- develop awareness of our HMMS and EnvironMax ME systems among potential customers;continue our research and development of environmental reporting and tracking applications in the areas of air, water and soil pollution prevention;

- integrate our products with major company-wide enterprise resource planning, or ERP, products such as Oracle, SAP and PeopleSoft; and

-   expand our operations internationally.

                              CORPORATE INFORMATION

Enmax formed our company as a separate entity in February 2000, for the purposes of supporting HMMS and developing, supporting and marketing the EnvironMax ME System. Our principal executive offices are located at 4190 S. Highland Drive Suite 210, Salt Lake City, Utah 84124 and our telephone number is (801) 424-0200. Our Internet address is www.environmax.com. Information contained in our web-sites is not part of this prospectus.

                                  THE OFFERING

Maximum number of Shares Offered......................................       7,000,000 shares

Common Shares to be outstanding after this offering...................       20,910,710 shares

Use of proceeds.......................................................       To fund continued development of our products, to
                                                                             fund marketing and sales, to advance our
                                                                             infrastructure and operations, to repay debt to Enmax
                                                                             and to fund general corporate purposes.

Proposed American Stock Exchange Symbol...............................       EVX

The outstanding share information above is based on the sale of all 7 million shares we are offering and the 13,910,710 shares that were outstanding as of September 30, 2000. The information excludes 1,075,650 common shares issuable upon the exercise of options outstanding as of September 30, 2000 with a weighted average exercise price of $10 per share and an additional 1,134,350 common shares reserved for future issuance under the terms of our equity incentive plan as of September 30, 2000.

                             SUMMARY FINANCIAL DATA

                                                  EIGHT MONTHS ENDED
                                                  SEPTEMBER 30, 2000
                                                  ------------------
                                                     (unaudited)
STATEMENT OF OPERATIONS DATA:
Revenues from parent ........................        $ 2,055,096
Cost of revenues ............................          1,171,663
                                                     -----------

Gross profit ................................            883,433
Operating costs and expenses:
    Selling, general and administrative .....          1,266,936
    Compensation expense-founders
     stock ..................................            694,080
    Research and development ................            527,084
Interest expense, net .......................            (26,585)
                                                     -----------

Loss  before income taxes ...................         (1,631,252)
Income taxes ................................                 --
                                                     -----------

Net loss ....................................        $(1,631,252)
                                                     -----------

Net loss per share - basic and diluted ......           $(.0.12)
                                                     ===========

                                                                      SEPTEMBER 30,2000
                                                               ---------------------------------
                                                                  ACTUAL              PRO FORMA
                                                               ------------         ------------
BALANCE SHEET DATA:
Cash and cash equivalents .............................        $      1,866         $107,701,866
Total assets ..........................................             481,929          108,181,929
Long-term obligations, including current portion ......             151,146              151,146
Stockholders' equity (deficit) ........................            (827,719)         106,872,281

The information above summarizes our financial data since our date of inception on February 1, 2000. Because we did not exist prior to that date, we have not disclosed in this summary the financial data related to our "carve-out" operations based on the actual operations of Enmax, our predecessor. The financial statements prior to February 1, 2000 included in this prospectus do not reflect separate business activities and are based on certain assumptions by our management that may not have been applicable if we had operated separately and the financial statements are not necessarily indicative of what would have actually occurred had we existed as a separate legal entity. Historical results are not necessarily indicative of results that may be expected for any future period. The summary of financial data set forth below should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus and in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

For purposes of presenting our financial statements, we have segregated or "carved-out" our operations related to our servicing of the HMMS product from the historical financial statements of Enmax for the period September 1, 1998 (date operations commenced) to December 31, 1998, for the year ended December 31, 1999, for the nine months ended September 30, 1999, and for the one month ended January 31, 2000 (included in the successor information for the nine months ended September 30, 2000). Accordingly, our financial statements in this prospectus and the selected financial data are intended to present our financial condition and results of operations as if we had existed as a separate legal entity for all periods presented.

The statement of operations data for the eight months ended September 30, 2000 and the balance sheet data as of September 30, 2000 are derived from unaudited financial information.

The pro forma balance sheet data reflects the sale of 7 million common shares in this offering at an assumed initial public offering price of $15.50 per share, after deducting our estimated offering expenses.

                                  RISK FACTORS


You should carefully consider the following information about these risk factors, together with our financial statements and related notes and the other information contained in this prospectus, before you decide to invest in our shares.


OUR OPERATING HISTORY IS LIMITED AND IT DOES NOT REFLECT THE INTRODUCTION OF OUR ENVIRONMAX ME SYSTEM, SO IT WILL BE DIFFICULT FOR YOU TO EVALUATE AN INVESTMENT IN OUR SHARES.

We were formed in February 2000, so we have only a limited relevant operating history for you to evaluate in making an investment in our shares. Further, our operations to date have primarily been related to providing services HMMS support under governmental contracts. Our operations have not included the sale or marketing of our EnvironMax ME system, which we are currently developing and which we expect to be released in early 2001. The EnvironMax ME system is designed to replace HMMS, and we will focus our marketing and sales efforts on the EnvironMax ME system once it is introduced into the marketplace. As a result, our operations to date do not reflect our business operations in the future and our operating results to date may not be indicative of those of our future.

OUR FINANCIAL STATEMENTS MAY NOT REFLECT THE RESULTS WE WOULD HAVE ACHIEVED IF WE HAD BEEN A STAND-ALONE COMPANY.

The financial statements included elsewhere in this prospectus are based, in part, on the audited financial statements of our parent corporation, Enmax, and the results of the operations we believe we would have had if we had conducted our operations separately during the periods indicated. These financial statements are not historical with respect to our operations and, therefore, may not reflect what our actual operating results would have been had we operated on a separate basis. They may also not accurately predict what our future performance will be or be useful for purposes of making a quarter-by-quarter comparison of our operating results.

WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOWS FROM OPERATING ACTIVITIES, AND WE EXPECT OUR OPERATING EXPENSES TO CONTINUE TO INCREASE.

We incurred net losses of $1,631,252 for the period from our inception in February 2000 through September 30, 2000. We incurred negative cash flows of $921,607 from operating activities during that same period. These losses and negative cash flows resulted primarily from expenses we incurred while we were developing our initial product, EnvironMax ME, and establishing an infrastructure to support our business. We have not achieved profitability, and we may incur net losses and negative cash flows in the future. The size of our losses and whether or not we achieve profitability will depend in part on the rate of growth in our sales.

We intend to increase our operating expenses as we continue, among other things, to:

        -   develop and improve our current products and services;

        -   research and develop new products and services;

        -   increase sales and marketing activities;

        -   undertake quality assurance and improvement initiatives;

        -   increase our brand recognition; and

        - increase our general and administrative functions to support our growing operations.

With increased expenses, we will need to generate additional revenues to achieve profitability. Consequently, it is possible that we will not achieve profitability, and even if we do, we may not sustain or increase our profitability on a quarterly or annual basis in the future.

WE ARE OFFERING THE SHARES USING A PLAN OF DISTRIBUTION THAT IS SIGNIFICANTLY DIFFERENT FROM TRADITIONAL PLANS AND WHICH HAS SEVERAL RISKS.

We plan to market our shares directly over the Internet as the primary method of distributing our shares. We will primarily use a Dutch auction to determine the public offering price before the SEC declares this prospectus effective. Once we determine the offering price and we are declared effective, we will sell the shares on a "best efforts" basis through our officers and employees, and not through the efforts of any underwriter or broker on a "firm commitment" or other basis. The actual method of selling and distributing the shares in this offering is described in the section entitled "Plan of Distribution." Our method of distribution has several inherent risks, including the following:

        - We can not assure you that we will sell a sufficient number of shares to carry out our business plan. We intend to sell up to 7 million of our common shares. We anticipate that we will ask the SEC to declare the registration statement for this offering effective once we have received conditional offers to purchase an adequate number of shares for a price not lower than $14 per share. Some of the persons who make conditional offers on the shares may not actually acquire shares in the offering, so we may end up selling fewer than 7 million shares even if we receive conditional offers for that many shares. Unlike a traditional offering, no underwriter has committed to purchase any particular number of shares from us. As a result, the actual number of shares we sell in the offering, the number of shares outstanding after the offering, the proceeds that we receive in the offering, the dilution you suffer as a result of purchasing shares in the offering and, as described below, the number of shares that you actually acquire in the offering, could vary significantly.

        - Our officers and employees will sell the shares on a best-efforts basis, but they do not have any experience in selling securities. Those persons will not be separately compensated for their services, but will be required to comply with certain requirements promulgated under the Securities Exchange Act of 1934 and state securities laws. Those persons have not engaged in the sale of securities in the past, and there is no guarantee that they will be able to perform the services required of them to place the shares in this offering.

        - We will not be using the services of any underwriters in this offering, and will not retain any brokers to offer our shares, so we will not receive any of the services normally provided by those types of entities, including an independent due diligence or other review of the statements and descriptions contained in this prospectus, any network of selling agents or persons who otherwise have experience in the sale of securities, or any independent review as to whether our shares are suitable investments for particular investors.

        - We will have broad discretion in determining the number of shares we will actually sell in the offering, the public offering price for those shares and a number of other key matters relating to the offering, including, if we find it necessary to avoid exceeding our 7 million share maximum, allocating fewer shares to potential investors. We also reserve the right to reject offers we deem to be manipulative or disruptive and, in exceptional circumstances, to alter our method of allocation in any manner we deem necessary to insure the orderly distribution of the shares in the offering. As a result, you may not receive the number of shares for which you made your conditional offer, and you may not have to pay the price that you bid for the shares that you do acquire, although if you are a successful bidder and if there is any difference between the public offering price and the amount that you bid for the shares you acquire, you will pay the lower of those two prices.

        - We will not be able to determine if the persons who place conditional offers will purchase our shares in this offering. After we determine the price for the shares and the offering has been declared effective, we will re-circulate the prospectus and ask those placing conditional offers to reconfirm their conditional offers, at which time we may accept their offers to purchase the requested shares. There can be no assurance that those placing conditional offers will reconfirm and purchase shares, after this offering is declared effective by the SEC.

THE DISTRIBUTION OF OUR SHARES WITHOUT AN UNDERWRITER COULD RESULT IN A POOR AFTER-MARKET FOR OUR SHARES.

Because we are not using a traditional underwriter for this offering, there may be a greater risk that our shares will not receive adequate support from securities firms in the after market, through market-making, specialist and other activities. If this should occur, the market price for our shares may decline. We anticipate that our shares will be listed for trading on the American Stock Exchange, but we cannot assure you that they will be listed on that exchange or that the listing will result in any significant degree of liquidity for our shares.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND IT MAY NOT BE AVAILABLE TO US ON ACCEPTABLE TERMS, OR AT ALL.

We expect the proceeds of this offering, together with the cash that is generated from our operations to meet our working capital and capital expenditure requirements for at least the next twelve months. However, after that time, we may need to raise additional funds to conduct our operations, to finance the development, launch and marketing of our products and for other business operations. Any such additional financing may not be available on terms favorable to us, or at all. If we are not able to obtain adequate funds when we require them, or on acceptable terms, our business and financial results could suffer, perhaps materially.

WE EXPECT OUR FINANCIAL RESULTS TO FLUCTUATE SIGNIFICANTLY, WHICH MAY CAUSE OUR SHARE PRICE TO DECLINE.

Our operating results have fluctuated in the past and are likely to fluctuate significantly in the future, particularly after we shift our business focus from servicing the existing HMMS contract to marketing our EnvironMax ME system to commercial and governmental customers. These fluctuations could cause our share price to fluctuate significantly or decline. Factors that have caused fluctuations in our operating results in the past, and may do so in the future, include the following:

        -   development activities;

        - compensation expense relating to the issuance of shares or options to our employees and to Enmax employees; and

        -   increase in sales and marketing activities.

Factors that have not significantly affected our operating results in the past, but may do so in the future, include the following:

        - changes in the timing of our product sales, particularly significant orders;

        - changes in our product or customer mix, such as the changes resulting from our planned move from providing HMMS support services to governmental entities to marketing the EnvironMax ME system to commercial and governmental customers.

        -   the demand for and market acceptance of our products and services;

        - competitive pressures resulting in lower selling prices or significant promotional costs;

        - unanticipated delays or problems in our introduction of our new products or services, including the EnvironMax ME system;

        -   if we inaccurately forecast revenues;

        -   if our competitors announce or introduce new products or services;
            and

        -   high levels of returns and service costs.

To respond to these and other factors, we may need to make business decisions that could adversely affect our operating results. Most of our expenses are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if our sales for a particular period fall below our expectations, we may not be able to proportionately reduce our operating expenses for that period. Any revenue shortfall would have a disproportionately negative effect on our operating results for the period.

Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful. You should not rely on our operating results for any one quarter as an indication of our future performance particularly, in light of the risk factor entitled "Our financial statements may not reflect the results we would have achieved if we had been a stand-alone company." In future quarters, our operating results may be below the expectations of market analysts or our investors. If this occurs, the market price of our shares would likely decrease.

OUR STRATEGY TO PROVIDE SOLUTIONS FOR HAZARDOUS MATERIALS AND WASTE MANAGEMENT REPORTING AND TRACKING DEPENDS ON OUR ABILITY TO SUCCESSFULLY INTRODUCE PRODUCTS TAILORED FOR THOSE BUSINESSES.

For our business strategy to be successful, we must provide products that meet the hazardous materials and waste management reporting and tracking needs of our current as well as potential customers and their businesses. We currently provide services for the HMMS system, which is server-based, and we are developing our web-delivered EnvironMax ME for this purpose. The EnvironMax ME, which will be our primary environmental material and waste management product, may not be adopted by potential customers for any number of reasons, including lack of customer awareness of our company and its products, or its failure to meet the needs of hazardous material and waste producers and handlers. Further, since our products (both HMMS and the EnvironMax ME) do not currently address environmental reporting and issues (such as water, soil and air environmental concerns), some potential customers may perceive our products as being too limited in scope to address their reporting and tracking concerns.

Further, software programs such as those incorporated into EnvironMax ME frequently contain errors or defects, especially when they are first introduced into the market. Our EnvironMax ME product is under development and, even though we are currently beta-testing it, we cannot assure you that it will be ready for commercial release in early 2001, or that when and if it is released commercially our clients will not find errors in it. Those same risks will apply to any versions or upgrades that we may develop for the EnvironMax ME system or any other products we develop in the future. We intend to test our products before we release them, but the fact that some of the components of our software products are developed by independent parties over whom we exercise no supervision or control may make it particularly difficult to identify and remedy operational errors or defects in advance. If our products contain errors, those errors could cause us to lose revenues, delay our wide-spread market introduction of our products or our customers' acceptance of them, require us to divert development resources from our other development projects, result in downtime for our customers, damage our reputation and brand name and increase our service costs.

WE DEPEND ON ANTICIPATED REVENUE FROM CONTRACTS WE HAVE NOT YET SECURED.

Our anticipated revenue includes revenues from contracts we have not yet acquired. If we are unable to secure these anticipated contracts, our revenues will be lower than we anticipate, perhaps significantly lower. Because a high percentage of our expenses will be relatively fixed in the short term, if our revenue falls below our expectations, our operating results are likely to be materially and adversely affected.

IF WE LOSE A LARGE CUSTOMER OR A LARGE CUSTOMER CANCELS OR DELAYS A SIGNIFICANT PURCHASE OF OUR PRODUCTS OR SERVICES, THAT COULD SIGNIFICANTLY REDUCE OUR SALES AND HARM OUR OPERATING RESULTS.

We have entered into only a limited number of contracts to date for the purchase of our services and for the delivery of HMMS and no contracts for the deliver of EnvironMax ME. Contracts for HMMS are with the United States government and currently account for all of our sales. We anticipate that we will enter into additional large contracts with other commercial and governmental entities, although we can give you no assurances that we will be able to do so.

The loss of any of these current and anticipated large customers, or a significant reduction in sales to these customers, would materially reduce our net sales and have a negative effect on our operating results. For example our service contract with the United States Government through our parent company, Enmax, accounts for approximately $2 million, or nearly all, of our current sales, and approximately $900,000, or nearly all, of our sales in the third quarter of 2000. Although the federal government is contractually committed to approximately $1.52 million under the HMMS contracts, if it were to terminate those contracts (which it is entitled to do at any time), our sales would decline substantially, and we may not be able to recover the lost revenue through other means. We anticipate that our operating results in any given period will continue to depend to a significant extent upon revenues from a small number of large customers.

WE COMPETE IN A RAPIDLY CHANGING INDUSTRY AND WE CANNOT ASSURE YOU WE CAN KEEP UP WITH THOSE CHANGES.

The market for hazardous materials and waste management software and services is subject to rapid technological advancements, changes in customer requirements, new laws, frequent new product introductions and enhancements and changing industry standards. It is difficult for us to estimate what the life cycles of our products will be, and our market position could be undermined by such changes.

To be successful, we must develop new products and be a leader in the commercialization of new technology in our markets. Technological innovation is expensive and unpredictable and we may need to hire expert personnel, who are difficult to find and attract, to maintain our leadership in technological innovation in the environmental and waste management and reporting industries. If we do not timely introduce new products or upgrades of our products, our existing products are likely to become technologically obsolete over time, which would harm our business. The success of our new products and upgrades will depend on several factors, including our ability to:

        -   identify consumer needs and design solutions to address those needs;

        -   price our products attractively;

        -   innovate and develop competitive products in a timely manner;

        -   successfully market and sell new products, upgrades and services;
            and

        - differentiate our products from our competitors' products and services.

We may not have the technical capabilities or financial resources necessary to develop technologically innovative products. In addition, any enhancements to or new generations of our products, even if we successfully develop them, may not generate revenue equal to or in excess of the costs of that development. Our products may be rendered obsolete by changing customer needs or by products introduced by our competitors that embody new technologies or features.

WE CANNOT PREDICT OUR SUCCESS BECAUSE OUR BUSINESS AND PRICING MODELS ARE UNPROVEN.

Our success depends on our ability to generate revenues by providing services and web-based products to entities that are required to comply with environmental reporting and tracking laws or that deal in waste management. To be successful, we must develop and market products and services that achieve broad market acceptance by our client base. The viability and profitability of our business model are unproven. We anticipate that the contracts for our EnvironMax ME system will typically require customers to guarantee minimum service periods and provide for minimum monthly service payments per user and pay certain set up and customization fees. This pricing model may not be successful and it may not achieve or maintain revenue growth in the future. If either our business model or our pricing model fails, that failure would have a material adverse affect on our business and financial results.

OUR FIRST PRODUCT, ENVIRONMAX ME, MAY NOT MEET THE REPORTING AND COMPLIANCE STANDARDS FOR ALL OF THE JURISDICTIONS WHERE WE WANT TO SELL IT.

Entities that deal with environmental waste must comply with both federal and applicable state laws. We designed the EnvironMax ME system to comply with the reporting standards set by the Environmental Protection Agency, which is a federal agency. Although we believe the system complies with the hazardous waste and materials reporting requirements of each of the 50 United States, or can be modified to comply with the reporting requirements of those states without undue effort or expense, we have not verified that it does comply with all state requirements. If EnvironMax ME does not comply with the environmental reporting requirements of a particular state, our ability to market it in that state will be materially and aversely affected, which could materially and adversely affect our operations.

Our business plans include developing the EnvironMax ME product to address other environmental reporting and tracking issues, such as for air, water and soil, and to develop it in languages other than English to market the system in foreign countries. If the product does not meet the reporting requirements of these foreign countries, our ability to market it in that country will be materially and adversely affected, which could materially and adversely affect our operations.

Further, environmental reporting and compliance standards change frequently, and we can not assure you we will be able to modify or upgrade the EnvironMax ME system to meet those changing requirements or our business plans on a timely basis, if at all. If we are unable to adapt our current and future products to reflect any changes in the applicable environmental and waste materials reporting, tracking and management rules and regulations, or to address additional environmental issue or develop non-United States products, our business and operations could be materially and adversely affected.

WE MUST ACHIEVE RAPID MARKET PENETRATION TO COMPETE SUCCESSFULLY, AND THAT WILL BE DIFFICULT AND EXPENSIVE TO DO.

The use of sophisticated web-based computer programs for hazardous material, waste and environmental management reporting and tracking is new, and we believe companies that are early in providing such products and solutions will have an advantage over companies that enter the market at a later time. We intend to market our products, including the EnvironMax ME, on a wide-scale basis to achieve rapid market penetration. If, however, we are unable to demonstrate the viability of our products through rapid growth:

        -   we will be unable to achieve economies of scale;

        - we will be less able to negotiate favorable terms with customers and other partners; and

        - our clients will be less likely to devote resources to purchasing and implementing our products if they are not seen as an industry standard.

We may lack the economic and managerial resources necessary to promote this growth. Also, the fact that we intend initially to rely almost entirely on the success of a principal initial product, EnvironMax ME, will affect our ability to penetrate diversified markets. While we believe our web-delivered software will be a superior product, it may take longer to develop and market products and new product releases of it than if it were server-based. These delays could affect our ability to take advantage of market opportunities on a timely basis.

OUR BRAND MAY NOT ACHIEVE WIDE-SPREAD RECOGNITION.

We believe our success will depend in part on how well clients and potential clients recognize our brand and whether they believe our products and services have value and meet their needs. We intend to build brand recognition through substantial advertising and public relations efforts. Those efforts will significantly increase our expenses. Although we anticipate we will devote a significant portion of the proceeds from this offering to building and maintaining brand awareness, we cannot be certain our brand enhancement strategy will deliver the brand recognition and favorable perception that we seek. If our strategy is unsuccessful, we may never recover these expenses and we may be unable to increase our revenues. Even if we achieve greater brand recognition, competitors with greater resources or a more recognizable brand could reduce our market share of the emerging hazardous material and waste management market.

THE ENVIRONMENTAL HAZARDOUS MATERIAL AND WASTE MANAGEMENT INDUSTRY IS INTENSELY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

HMMS faces direct competition from a number of companies that provide technical support and other professional services to users of various hazardous material management systems, including the Hazardous Substances Management System, or HSMS, another governmentally-developed hazardous materials and waste reporting system. Providers of governmentally-developed competitor systems may have larger and more experienced service organizations than we do, have greater revenues and financial resources and more extensive marketing and distribution capabilities.

In addition, EnvironMax ME will face competition from a number of large, well-established and well-financed public sector companies, including TRW, Inc., Science Application International Corporation, and Radian International, LLC. We believe our products have competitive advantages over the products those companies offer, but many of those companies have significantly greater financial resources, more extensive marketing and distribution capabilities, larger development staffs and more widely recognized brands and products than we do.

OUR NETWORK INFRASTRUCTURE AND COMPUTER SYSTEMS MAY FAIL.

The continuing and uninterrupted performance of our network infrastructure and the computer systems we use to provide our web-based services is critical to our success. If we experience system failures that cause interruptions in our ability to provide services to our customers, or if Internet connectivity of web-delivered applications fails or is interrupted that interruption could reduce customer satisfaction and, if sustained or repeated, would reduce, perhaps significantly, the attractiveness of our technology and services. An increase in the number of customers online through our servers could strain the capacity of our software or hardware, which could lead to slower response times or system failures. Based on our present and anticipated use patterns, we believe that our current servers can support our customer needs for the foreseeable future. We periodically test our user capacity by simulating load capacity based on our estimated maximum client demand. To the extent we do not successfully address any capacity constraints, those constraints would have a material adverse effect on our business and financial results.

OUR CONTRACTUAL LIMITATIONS ON LIABILITY AND DISCLAIMERS MAY NOT SUFFICIENTLY PROTECT US AGAINST CLAIMS.

Our contracts will contain language designed to limit and disclaim our liability for violations by our customers of environmental regulations, but that language may not shield us from liability. As a result, we may be held liable if our products, or a product that uses or incorporates any of our technologies, causes injury or is found otherwise unsuitable. The complications that occur could include damages arising from the improper use, tracking or reporting of environmental or hazardous waste, or improper storage, disposal or handling of environmental or waste materials. We have not experienced any product liability issues to date, but product liability is an inherent risk in the production and sale of products similar to the products we will be offering.

We have not obtained product liability insurance to cover us for risks of this type, but we intend to pursue that possibility in the near future. That type of insurance may be prohibitively expensive to obtain, or may not fully cover our potential liabilities. If we decide to obtain such insurance, but are unable to obtain sufficient coverage at an acceptable cost or otherwise protect against potential liability claims, that could prevent us or inhibit us from commercializing our products. Further, if we are sued for an injury caused by our products, the liability could result in significant expense, which would harm our operating results.

OUR NETWORK MAY BE VULNERABLE TO SECURITY RISKS.

Our success depends on our ability to provide superior network security protection for our web-enabled products and the confidence of our customers in that ability. Our security systems are designed to prevent unauthorized access from the Internet and, to date, our operations have not been affected by security breaks; nevertheless, in the future we may not be able to prevent unauthorized disruptions of our Internet operations, whether caused unintentionally or by computer "viruses" or "hackers." Due to the sensitive nature of the information our web-based products will generate, such as a client's non-compliance with environmental reporting, storage or tracking requirements, our websites may be targeted by hackers. If security breaches occur, those breaches could harm our customers, and if we fail to prevent such disruptions, that would have a material adverse effect on our business and operations.

OUR MANAGEMENT TEAM LACKS EXPERIENCE IN SOME AREAS, IS NOT COMPLETE, AND HAS SEVERAL NEW MEMBERS.

The success of our business depends in part on our ability to hire and retain a qualified and experienced management team and on its ability to work together effectively. Several members of our management team lack significant experience in the industries we service. This may hinder our ability to compete. Also, a number of the members of our management team have not previously worked together as a team and have had only limited experience managing a rapidly growing company on either a public or private basis. If we fail to find qualified individuals to serve in management positions, or if our management team fails to work together effectively, that could affect our ability to make operational, financial, and administrative decisions and could impact our product development, sales and marketing efforts. Any of those effects would negatively impact our operating results.

IF WE LOSE ANY OF OUR KEY MANAGEMENT PERSONNEL, OUR BUSINESS AND OPERATIONS WOULD SUFFER.

The loss or departure of any of our officers or key employees could harm our ability to implement our business plan and could lower our revenues. Our future success depends to a significant extent on the continued service and coordination of our management team.

WE MAY NOT BE ABLE TO RECRUIT AND RETAIN SUFFICIENT QUALIFIED PROFESSIONALS TO PROVIDE OUR SERVICES, DEVELOP OUR PRODUCTS OR SERVICE OUR CLIENTS.

We believe we will need to hire significant numbers of professionals to develop and market our products and provide technical support, education and training and other services to our clients. The competition for qualified professionals in the software and environmental reporting industries is intense, and we may be unable to recruit and retain sufficient numbers of qualified professionals for those purposes. We have long-term employment contracts with only two of our key personnel. We also must attract qualified engineers and support staff in order to continue to develop innovative products. Although we believe we offer competitive salaries and benefits, we have been and may be required to increase spending to retain such personnel.

THE GROWTH OF OUR BUSINESS WILL BE DIMINISHED IF WEB-BASED SOFTWARE IS NOT ACCEPTED AS A MEDIUM FOR COMMERCE AND BUSINESS NETWORKING APPLICATIONS.

EnvironMax ME is a web-based software application which is designed to run on open-system architecture platforms using Oracle and RISC databases. If the Internet is not accepted as a medium for hosting and delivering applications our ability to license software will be materially adversely affected. A number of factors may inhibit Internet use, including:

        -    inadequate network infrastructure;

        -    lack of knowledge and training on Internet use and benefits;

        -    consumer concerns for Internet privacy and security;

        -    lack of availability of cost-effective, high-speed service;

        -    changes in government regulation relating to the Internet; and

        -    Internet taxation.

If the use of the Internet grows, the infrastructure may not continue to support the demands placed on it by that growth and its performance and reliability may decline. Web sites have experienced interruptions as a result of delays or outages throughout the Internet infrastructure. If these interruptions continue, businesses may no longer view the Internet as an effective forum on which to conduct business, and Internet use could decline. Any decline in the use of the Internet could result in a material and adverse change in our business and operations.

IT MAY BE DIFFICULT FOR US TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

Our intellectual property and our proprietary technological rights include our rights under our license agreement with Enmax for the web-enabling framework concepts we are using to develop EnvironMax ME, the copyrights we obtained from Enmax for HMMS and for our basic EnvironMax ME system, the proprietary know-how and trade secrets we use in providing our HMMS services, some of which Enmax licensed to us and some of which we developed internally, and various rights in trade names, product names, trademarks and service marks. A significant portion of our intellectual property relates to the software that comprises a part of the EnvironMax ME system.

Our success depends, in part, on our ability to protect our proprietary rights and technology. We rely on a combination of copyright, trademark and trade secret laws, and employee and third-party nondisclosure agreements to protect our proprietary intellectual property rights. We have not sought patents for any of our proprietary technology, but we may do so in the future in the United States or in foreign jurisdictions.

Despite our efforts to protect our rights, unauthorized parties may duplicate or copy aspects of our services or software, or obtain and use information that we regard as proprietary. Policing unauthorized use of the software underlying our products and services is difficult, and while we are unable to determine the extent to which piracy of our software exists or may exist, software piracy in general will likely be a persistent problem. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. As a consequence, effective trademark, service mark, copyright, trade secret, know how and patent protection may not be available in every country in which we make our products and services available online. Our proprietary rights and technology may not be adequate, and our competitors could independently develop similar rights and technology. If we fail to meaningfully protect our intellectual property, that could have a material adverse effect on our business and financial results. Additionally, we can give you no assurances that the persons who have executed confidentiality agreements with us will comply with the terms of their agreements and we may be unable to adequately enforce our rights against those people if they use or disclose our trade secrets or know how.

If we rely on patents to protect our intellectual property, the scope of that protection will be based on a number of matters, both legal and factual. The patent positions of technology firms such as EnvironMax.com are sometimes uncertain, and the scope of the claims that a patent application covers can be significantly modified during prosecution before the patent is issued. Consequently, we will not be able to determine whether any pending patent applications that we may file will result in issuance of patents or, if any patents are issued, whether they will provide us with significant proprietary protection or will be circumvented or invalidated. Moreover, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial costs, even if the eventual outcome is favorable to us. We cannot assure you that any patent applications we file, if issued, would be held valid, and third parties could assert infringement or other intellectual property claims against us based on their patents or other intellectual property rights.

We may, from time to time, encounter disputes over rights and obligations concerning our intellectual property. Although we believe our intellectual property rights are sufficient to allow us to market our existing services and products, including the EnvironMax ME system, without incurring liability to third parties, and although we are not aware of any disputes with third parties relating to competing intellectual property rights, we might not prevail in such disputes. If we do not prevail in one or more such disputes, that could impair our right to market our products and services, which, in turn, could have a material adverse effect on our business and financial results.

To date, we have not been notified that our HMMS services or the EnvironMax ME infringes the rights of third parties, but there can be no assurance that third parties will not claim that our current or future products or services are infringing their rights.

IF WE LOSE ANY OF OUR KEY MANAGEMENT PERSONNEL, OUR BUSINESS AND OPERATIONS WOULD SUFFER.

The loss or departure of any of our officers or key employees could harm our ability to implement our business plan and could lower our revenues. Our future success depends to a significant extent on the continued service and coordination of our management team, particularly Robert F. Craig, our Chief Executive Officer. Mr. Craig is the only member of our management team for whom we maintain key person insurance. Our success also depends on our ability to attract, motivate and retain highly-skilled key employees in our managerial, sales and marketing, customer service and support and technology operations. The competition for such personnel in our industry is intense, and we may not be able to retain our current key employees or attract, motivate and retain additional key employees in those positions in the future. Failing to retain these key employees, could have a material adverse affect on our business and financial results.

WE MAY NOT BE ABLE TO RECRUIT AND RETAIN SUFFICIENT QUALIFIED PROFESSIONALS TO PROVIDE OUR SERVICES, DEVELOP OUR PRODUCTS OR SERVICE OUR CLIENTS.

We believe we will need to hire significant numbers of professionals to develop and market our products and provide technical support, education and training and other services to our clients. The competition for qualified professionals in the software and environmental reporting industries is intense, and we may be unable to recruit and retain sufficient numbers of qualified professionals for those purposes. We have long-term employment contracts with only two of our key personnel. We also must attract qualified engineers and support staff in order to continue to develop innovative products. Although we believe we offer competitive salaries and benefits, we have been and may be required to increase spending to retain such personnel.

OUR SUCCESS DEPENDS ON OUR UNPROVEN ABILITY TO MANAGE GROWTH.

To execute our business plan, we must grow significantly. We have 64 employees and we anticipate that the number will increase significantly in the near future. We also anticipate that we will significantly increase the number of clients we serve. If we do not expand our operations in an efficient manner, our expenses could grow disproportionately to revenues or our revenues could decline or grow more slowly than we expect, either of which could negatively affect the value of your investment. Our current and anticipated future growth, combined with the requirements we will face as a public company, will place a significant strain on our management, systems and resources. Our key personnel have limited experience managing this type of growth. We also need to improve our financial and managerial controls and reporting systems and procedures and to continue to expand and maintain close coordination among our technical, accounting, finance and sales and marketing organizations. If we do not succeed in these efforts, our revenues and the value of your investment would decrease.

YOU WILL INCUR SUBSTANTIAL AND IMMEDIATE DILUTION.

You will incur substantial and immediate dilution in the proforma net tangible book value of $10.39 per share, assuming an initial public offering price of $15.50 per share and the sale of all 7 million shares in this offering. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of common shares then outstanding. To the extent that currently outstanding options are exercised or converted, there will be further dilution in your shares. See "Dilution."

WE MAY SPEND THE NET PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE.

Our management will have broad discretion to spend the net proceeds of this offering between and within the categories described in the section entitled "Use of Proceeds." They do so in ways with which our investors may not agree. Our management's failure to apply these funds effectively could result in unfavorable returns, which could cause the price of our common shares to decline.

THERE HAS BEEN NO PRIOR MARKET FOR OUR SHARES AND THERE MAY BE EXTREME PRICE AND VOLUME FLUCTUATION IN ANY MARKET THAT DEVELOPS, WHICH COULD HAVE AN ADVERSE EFFECT ON THE PRICE OF OUR SHARES.

Prior to this offering, investors could not buy or sell our shares in the public markets, and an active public market for our shares may not develop or be sustained after the offering. As a result, the market price of our shares may decline below the initial public offering price after this offering. Further, we will set the public offering price in the initial public offering for our shares immediately before this offering is declared effective by the SEC. This initial price may not be indicative of prices that will prevail in the trading market.

Fluctuations in market price and volume are particularly common among securities of Internet-related and other technology companies. You should understand that the market price of our shares may fluctuate significantly in response to the following factors, among others:

        -    variations in our quarterly operating results;

        - changes in market valuations of Internet-related and other technology companies;

        - our competitors' announcements of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

        -    our failure to successfully market our products and services;

        -    additions or departures of key personnel;

        -    future sales of common shares; and

        -    changes in financial estimates by securities analysts.

In the past, purchasers of securities have instituted securities class action litigation against companies following periods of volatility in the market price of their outstanding securities. Although recent changes in securities law limit those types of suits, we may be the target of that type of litigation. That could result in substantial costs and divert our management's attention and resources from our business operations.

A SINGLE SHAREHOLDER WILL BE ABLE TO EXERT SIGNIFICANT CONTROL OVER OUR OPERATIONS.

Assuming the sale of 7 million shares in this offering, Robert F. Craig will retain indirect ownership of approximately 66% of our outstanding shares. As a result, Mr. Craig will be able to exert a significant degree of influence over our management and affairs and over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control and might affect the market price of our common shares, even when a change may be in the best interest of all shareholders. Further, Mr. Craig's interest may not always coincide with our interests or the interests of our other shareholders, and accordingly, Mr. Craig could cause us to enter into transactions or agreements that we would not otherwise consider.

THERE MAY BE SALES OF A SUBSTANTIAL AMOUNT OF OUR SHARES AFTER THIS OFFERING BY OUR EXISTING SHAREHOLDERS, AND THESE SALES COULD CAUSE OUR SHARE PRICE TO FALL.

The market price of our shares could decline as a result of sales of a large number of our shares in the market following the offering, or the perception that such sales could occur. Following this offering, we will have a large number of common shares outstanding and available for resale beginning in early 2001. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

The holders of these shares are not subject to any "lock up" or offer contractual restriction (other than the federal securities laws) or the sale of their shares, and any such sales could cause our share prices to fall.

                           FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by our use of terms such as "may," "might," "could," "will," "should," "expect," "plan," "intend," "forecast," "anticipate," "believe," "estimate," "predict," "foreseeable," "potential," "continue" or the negative of these terms or other comparable terminology. Forward-looking statements represent our management's judgment regarding future events. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include, among others, those listed under the other factors and risks in this section and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by applicable cautionary statements. We have no plans to update these forward-looking statements.

                                 USE OF PROCEEDS

We estimate that we will receive net proceeds of $107,700,000 from the sale of 7 million common shares offered as the maximum amount of shares in this offering assuming an initial public offering price of $15.50 per share, and after deducting estimated offering expenses.

We intend to use the net proceeds of this offering for the following purposes and in the following order of priority:

                                                      PERCENTAGE OF
       AREA OF USE              ESTIMATED AMOUNT      NET PROCEEDS
--------------------------      ----------------      ------------
Working Capital                   $ 43,000,000                  40%
Capital Equipment                   32,350,000                  30%
General Corporate Purposes          32,350,000                  30%
                                  ------------        ------------
Total                             $107,700,000                 100%

We intend to direct the working capital proceeds toward such needs as:

        - the completion of the development and testing of the EnvironMax ME system;

        -    the development of air, waste and soil systems; and

        -    the development of our products in languages other than English.

We also plan to direct substantial working capital towards marketing activities to create brand awareness of our company and its products, as well as to create demand for our products in the marketplace. We will also use the working capital for sales programs and administrative needs. We intend to use funds for the purchase of capital equipment to set up our hosting capabilities in the United States as well as in international locations. We will also use the funds for leasehold improvements and equipment for our operations. We may use a portion of the general corporate proceeds for strategic acquisitions that would enhance our marketing capabilities or our product offerings. Although we evaluate potential acquisitions from time to time, we are not currently negotiating any acquisitions, nor do we have any specific written plans, agreements or commitments to enter into or consummate any such transaction.

The amounts we actually expend for any of these purposes may vary significantly depending upon a number of factors, including:

             - the number of shares we sell and the public offering price for those shares;

             - the progress and scope of our development activities, particularly for our EnvironMax ME system and any modifications or additions we develop relating to waste management or air, water or soil reporting and management uses;

             -      competing technological and market developments;

             -      the costs we incur in developing our marketing system;

             - the costs we incur in obtaining and enforcing our proprietary rights;

             -      future revenue growth, if any;

             -      the amounts of cash we generate from operations; and

             -      the progress of our product development efforts.

These and other factors may result in our decision to make changes in the allocation of the net proceeds from this offering. As a result, we will retain broad discretion in allocating the net proceeds of this offering. However, we believe the net proceeds will enable us to focus on our business strategies and respond to competitive measures. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment grade securities.

                                 DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital shares and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings for the expansion and operation of our business.

                                 CAPITALIZATION

The     following table sets forth our capitalization as of September 30, 2000:

        -    on an actual basis

        - on a pro forma basis to reflect the sale of all 7 million shares in this offering at an assumed public offering price of $15.50 per share, after deducting estimated offering expenses.

                                                                               AS OF SEPTEMBER 30, 2000
                                                                         -----------------------------------
                                                                             ACTUAL              PRO FORMA
                                                                         -------------         -------------
Capital lease obligations, current portion ......................        $      56,774         $      56,774

Capital lease obligations, long term portion ....................               94,372                94,372

Stockholders' Equity (deficit):
Preferred shares, 20,000,000 shares authorized, $0.001
           par value, no shares outstanding: Common shares,
           100,000,000 shares authorized, $0.001 par value,
           13,910,710 shares outstanding (actual)
           20,910,710 shares outstanding (pro forma) ............               13,911                20,911

           Additional paid-in capital ...........................            1,101,635           108,794,635
           Deferred compensation ................................             (312,013)             (312,013)
           Accumulated deficit ..................................           (1,631,252)           (1,631,252)
                                                                         -------------         -------------

           Total stockholders' equity (deficit) .................             (827,719)          106,872,281
                                                                         -------------         -------------

           Total capitalization .................................        $    (676,573)        $ 107,023,427
                                                                         =============         =============

The outstanding share information above is based on the assumed sale of all 7 million shares and the 13,910,710 shares that were outstanding as of September 30, 2000. The information excludes 1,075,650 common shares issuable upon the exercise of options outstanding as of September 30, 2000 with a weighted average exercise price of $10 per share, and 1,134,350 common shares reserved for future issuance under the terms of our equity incentive plan as of September 30, 2000.

                                    DILUTION

Our net tangible book value as of September 30, 2000 was $(827,719), or approximately $(0.06) per share. Net tangible book value per share is equal to tangible assets, less total liabilities, divided by the number of common shares outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares in this offering and the pro forma net tangible book value per share of our outstanding shares immediately after the completion of this offering.

After giving effect to the assumed issuance and sale of the 7 million shares in the offering at an assumed initial public offering price of $15.50 per share, and after deducting our estimated offering expenses, and the application of the estimated net proceeds from this offering assuming the sale of all 7 million shares, our pro forma net tangible book value as of September 30, 2000 would have been $106.9 million, or $5.11 per share. This amount represents an immediate increase in net tangible book value to our existing shareholders of $5.17 per share and an immediate dilution to purchasers in this offering of $10.39 per share. If the public offering price is higher or lower, the dilution to purchasers in this offering will be greater or less, respectively. The dilution will also be affected by the actual number of shares that we sell in this offering.

The following table illustrates the per share dilution based on the assumed sale of 7 million shares at $15.50 per share:

Assumed public offering price per share ........................................                    $15.50
  Net tangible book value per share at September 30, 2000 ......................        $ (.06)
  Increase in net tangible book value per share attributable to this offering ..          5.17
                                                                                        ------
Pro forma net tangible book value per share after this offering ................                      5.11
                                                                                                    ------

Dilution per share to new investors ............................................                    $10.39
                                                                                                    ======

The following table summarizes, on a pro forma basis as of September 30, 2000, the differences between the number of common shares purchased from us, the aggregate effective cash consideration paid to us and the average price per share paid by existing shareholders and new investors purchasing common shares in this offering. The calculation below is based on an assumed initial public offering price of $15.50 per share, before deducting estimated offering expenses payable by us:


                                     SHARES PURCHASED                        TOTAL CONSIDERATION
                             --------------------------------         --------------------------------         AVERAGE PRICE
                                NUMBER             PERCENT               AMOUNT              PERCENT             PER SHARE
                             ------------        ------------         ------------        ------------         ------------
Existing shareholders ...      13,910,710                66.5%        $    102,007                 0.1%        $       0.01
New investors ...........       7,000,000                33.5%         108,500,000                99.9%               15.50
                             ------------        ------------         ------------        ------------         ------------
Total ...................      20,910,710               100.0%        $108,602,007               100.0%
                             ============        ============         ============        ============

This discussion and the tables above assume no exercise of any stock options outstanding as of September 30, 2000. As of that date, we had options outstanding to purchase a total of 1,075,650 shares at a weighted average exercise price of $10.00 per share. We have also reserved an additional 1,134,350 shares for issuance under our equity incentive plan. To the extent that any of these options are exercised, there will be further dilution to new investors. Please see "Capitalization."

                             SELECTED FINANCIAL DATA

The tables that follow present portions of our financial statements and are not complete. You should read the selected financial data set forth below in conjunction with our financial statements and the related notes included elsewhere in this prospectus and in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The selected statements of income data for the period September 1, 1998 (date operations commenced) to December 31, 1998 and for the year ended December 31, 1999 and the selected balance sheet data as of December 31, 1999 are derived from, and are qualified by reference to, the audited financial statements and related notes appearing elsewhere in this prospectus. The selected statements of operations data for the nine months ended September 30, 1999, the one month period ended January 31, 2000, and the eight months ended September 30, 2000 and the balance sheet data as of September 30, 2000 are derived from unaudited financial information.

We began our operations on September 1, 1998 as a component of Enmax. Enmax provides information technology solutions to the government and commercial enterprises, as well as prime contracts and subcontractors who provide high-tech systems and services to the government. On September 1, 1998 (date operations commenced), Enmax was awarded a $1.7 million contract from a government agency to provide maintenance and technical support on HMMS. The operations relating to the HMMS contract represented our separate operating component. In 1999, Enmax obtained two additional contracts totaling $1.5 million to provide additional HMMS support services to various government locations using HMMS software. On February 1, 2000, we were incorporated as a wholly-owned subsidiary of Enmax.

                             SUMMARY FINANCIAL DATA
                              ENVIRONMAX.COM, INC.

                                                                                PREDECESSOR                            SUCCESSOR
                                                         ---------------------------------------------------------    ------------
                                                                                          NINE MONTHS   ONE MONTH     EIGHT MONTHS
                                                          PERIOD SEPT. 1,                   ENDED       ENDED            ENDED
                                                         1998 (OPERATIONS                  SEPT. 30,   JANUARY 31,    SEPTEMBER 30,
                                                           COMMENCED)       YEAR ENDED       1999         2000            2000
                                                         DEC. TO 31, 1998  DEC. 31, 1999  (UNAUDITED)  (UNAUDITED)     (UNAUDITED)
                                                         ----------------  -------------  -----------  -----------    -----------
STATEMENTS OF OPERATIONS DATA:
    Revenues ..........................................     $   745,980     $ 2,432,192   $ 2,158,697  $   114,305
    Revenues from parent ..............................              --              --            --           --    $ 2,055,096
    Cost of revenues ..................................         452,195       1,525,630     1,291,234       68,583      1,171,663
                                                            -----------     -----------   -----------  -----------    -----------

        Gross profit ..................................         293,785         906,562       867,463       45,722        883,433
    Operating costs and expenses:
        Selling, general and administrative ...........         259,650         808,002       597,900       47,130      1,266,936
        Compensation expense-founders shares ..........              --              --            --           --        694,080
        Research and development ......................              --          75,417            --       21,446        527,084
        Interest expense, net .........................             856           4,671         3,503          361         26,585
                                                            -----------     -----------   -----------  -----------    -----------

    Income (loss) before income taxes .................          33,279          18,472       266,060      (23,215)    (1,631,252)
    Income taxes ......................................              --              --            --           --             --
                                                            -----------     -----------   -----------  -----------    -----------

    Net income (loss) .................................          33,279          18,472       266,060      (23,215)   $(1,631,252)
                                                                                                                      ===========
    Pro forma income tax (expense) benefit ............         (13,312)         (7,389)     (106,424)       9,286
                                                            -----------     -----------   -----------  -----------

    Pro forma net income (loss) .......................     $    19,967     $    11,083   $   159,636  $   (13,929)
                                                            ===========     ===========   ===========  ===========

    Net loss per share - basic and diluted ............                                                               $     (0.12)
                                                                                                                      ===========


                                                                        SEPTEMBER 30, 2000
                                                               ---------------------------------
                                                                  ACTUAL              PRO FORMA
                                                                (UNAUDITED)          (UNAUDITED)
                                                               ------------         ------------
BALANCE SHEET DATA:
Cash and cash equivalents .............................        $      1,866         $107,701,866
Total assets ..........................................             481,929          108,181,929
Long-term obligations, including current portion ......             151,146              151,146
Stockholders' equity (deficit) ........................            (827,719)         106,872,281

The information in the first column of the statement of operations data represents the carved-out portion of Enmax's operations related to HMMS. Financial information prior to September 1, 1998 is not presented as there were no HMMS operations by Enmax prior to this date. All other operations of Enmax were not related to HMMS and were excluded from the carved-out financial information.

Pro forma income tax expense (benefit) represents the estimated tax expense (benefit) based on a 40% effective tax rate that we believe would have been incurred had Enmax not been an "S" corporation for income tax purposes.

Pro forma balance sheet data amounts reflect the sale of the 7 million common shares in this offering at an assumed initial public offering price of $15.50 per share, after deducting estimated offering expenses.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and notes, included elsewhere in this prospectus.

OVERVIEW

We develop, maintain, service and market environmental tracking and reporting management solutions designed to assist commercial and governmental enterprises in complying with environmental regulations. We design our systems to help reduce purchase and disposal expenditures, decrease personnel exposure, and help eliminate such environmental abuses as improper disposal. We currently provide support services related to the client-server based HMMS for twenty-five Department of Defense facilities. In addition, we are developing and marketing our web-enabled EnvironMax ME system. The EnvironMax ME system is designed to replace the HMMS and will be able to function both as a stand-alone solution or as an integrated part of an enterprise-wide ERP solutions package such as ERP. We are completing the development and testing of the EnvironMax ME system and we believe it will be available for delivery in early 2001.

HISTORICAL BACKGROUND

HMMS was developed for the Department of Defense. Over the past few years, Enmax has continued to develop and improve upon HMMS software. In addition, Enmax used this background and experience to begin the development of the web-based EnvironMax ME system. In February 2000, Enmax incorporated our company and transferred certain technologies and tangible assets to us, including computer software and hardware, office equipment, and other tangible assets. Enmax also transferred to us a license to support, develop and improve upon HMMS, a license to the framework upon which a web-delivered software system could be developed, and its rights to the web-delivered EnvironMax ME system as developed to that point. In exchange, we issued 13,700,000 common shares to Enmax. We currently service, develop and support HMMS while we are developing the EnvironMax ME system.

Historically, Enmax derived a substantial part of its revenues from the support and maintenance of HMMS under successive government contracts. Although all of our historical revenue has been derived from the maintenance and support of HMMS under these contracts, we expect that in the foreseeable future most of our revenues will be derived from the licensing of the web-based EnvironMax ME system, and its associated training, customer support, and consulting services.

We began to incur research and development costs in the fourth quarter of 1999 and have invested heavily in the expansion of our sales, marketing and professional services organizations to support our long-term growth strategy. As a result of research and development investments, we anticipate that our operating expenses will increase substantially for the foreseeable future as we increase the number of our people and programs in sales and marketing, product development and professional services. Accordingly, we expect to incur net losses in the first year of operation.

Revenues have consisted of the amounts we receive for the HMMS support services related to the support of HMMS Revenues from parent consist of our service related to the support of HMMS under our teaming agreement with Enmax. Costs of revenues primarily consist of our costs for maintaining and providing technical support for HMMS and are largely labor costs.

Research and development expenses consist of payroll and related costs for software engineers, technical writers, quality assurance and research and development management personnel and the costs of materials used by these employees in the development of new or enhanced product offerings. Also included in research and development are the costs associated with assisting the research and development team.

General and administrative expenses are composed of professional fees, salaries and related costs for accounting, administrative, finance, human resources, information systems and legal personnel, as well as costs associated with implementing and expanding our internal information and management reporting systems.

We plan to significantly increase our expenditures for sales and marketing, research and development and general and administrative expenses in 2001. The majority of these expenses will be focused on the continued development, implementation and marketing of the EnvironMax ME system.

RESULTS OF OPERATIONS

The following table sets forth certain statements of operations data as the percentage of total revenues for the periods indicated that are attributable to HMMS and EnvironMax ME:

                                                                 PREDECESSOR
                                           -----------------------------------------------------        SUCCESSOR
                                                                                     NINE MONTHS       ------------
                                                                                        ENDED          NINE MONTHS
                                           PERIOD SEPT. 1, 1998                       SEPTEMBER           ENDED
                                             (DATE OPERATIONS     YEAR ENDED             30,            SEPTEMBER
                                               COMMENCED) TO       DEC. 31,             1999             30, 2000
                                              DEC. 31, 1998          1999            (UNAUDITED)        (UNAUDITED)
                                           --------------------   ----------         -----------       ------------
Revenues .............................            100.0%             100.0%             100.0%               5.3%
Revenues from parent .................               --                 --                 --               94.7
Cost of revenues .....................             60.6               62.7               59.8               57.2
                                                  -----              -----              -----              -----

Gross profit .........................             39.4               37.3               40.2               42.8
Selling, general and administrative ..             34.8               33.2               27.7               60.6
Compensation expense - founders
  shares .............................               --                 --                 --               32.0
Research and development .............               --                3.1                 --               25.3
                                                  -----              -----              -----              -----

Operating income (loss) ..............              4.6                1.0               12.5              (75.1)
Interest expense, net ................              0.1                0.2                0.2                1.2
                                                  -----              -----              -----              -----

Income (loss) before income taxes ....              4.5                0.8               12.3              (76.3)
Income taxes .........................               --                 --                 --                 --
                                                  -----              -----              -----              -----
Net income (loss) ....................              4.5                0.8               12.3              (76.3)
Pro forma income tax (expense)
  benefit ............................             (1.8)              (0.3)              (4.9)               0.4
                                                  -----              -----              -----              -----

Pro forma net income (loss) ..........              2.7%               0.5%               7.4%             (75.9%)
                                                  =====              =====              =====              =====

For purposes of presenting our financial statements, we have segregated or "carved-out" the operations relating to HMMS and our products from the historical financial statements of Enmax for the period September 1, 1998 (date operations commenced) to December 31, 1998, for the year ended December 31, 1999, for the nine months ended September 30, 1999 and for the one month ended January 31, 2000 (included in successor operations for the nine months ended September 30, 2000). Accordingly, the results of operations, and related analyses for the predecessor periods are presented as if we had existed as a separate legal entity for all the information presented. The carved-out historical information results are not necessarily indicative of what our operating results would have been had we existed as a separate legal entity and any historical results are not necessarily indicative of the results of our future operations.

For purposes of the management's discussion and analysis of financial condition and results of operations as discussed below, we have summarized the results of the predecessor operations for the one month ended January 31, 2000 and the successor operations for the eight months ended September 30, 2000, because we believe the information will be more useful and comparable to the nine months ended September 30, 1999 information. There were no material fluctuations resulting from the predecessor one month period.

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2000:

Revenues -- Our revenues remained relatively unchanged at $2.2 million for the nine months ended September 30, 1999 and 2000. During 1999, the revenues were generated by the predecessor operations servicing the HMMS contract. During 2000, we generated revenues from our parent under the teaming agreement to service the HMMS contract.

Cost of Revenues -- Our cost of revenues was $1.3 million for the nine months ended September 30, 1999 and $1.2 million for the nine months ended September 30, 2000, representing a $51,000 or 3.9% decrease. As a percentage of revenues, cost of revenues was 59.8% in 1999 and 57.2% in 2000. The decrease in the cost of revenues percentage from 1999 to 2000 primarily resulted from the improved gross margin for the 2000 contract with the United States Department of Defense. The improved gross margin was a result of a reduction of the labor cost required to service the HMMS contract in 2000.

Selling, General, and Administrative -- Selling, general, and administrative expenses were $598,000 for the nine months ended September 30, 1999 and $1.3 million for the nine months ended September 30, 2000, representing an increase of $716,000, or 119.8%, from 1999 to 2000. Selling, general, and administrative expenses represented 27.7% of our total revenues in 1999 and 60.6% of our total revenues in 2000. The increase in amounts expended from 1999 to 2000 and the increase in selling, general, and administrative expenses as a percentage of revenues from 1999 to 2000 was a result of increased costs to prepare for future revenue growth. Such costs primarily included the hiring of additional employees and executives to support and market the new product and costs of our formation.

Compensation Expense - Founders Shares -- As a result of grants of founder shares to our employees during 2000, we recognized deferred compensation of approximately $1.0 million. During the nine months ended September 30, 2000, we amortized $694,000 of this deferred compensation. During the nine-month period ended September 30, 1999, there was no amortization of deferred compensation because no shares had been granted to employees.

Research and Development -- Research and development expenses were $549,000 during the nine months ended September 30, 2000 and represent the costs we incurred in the development of the Environmax ME system and its web-based business-to-business application. Although we expended resources on the development of the HMMS product from the beginning of our operations, all HMMS development activities were performed under our fee-for-service contract with the Department of Defense and all costs associated with these activities are included as cost of revenues. There were no research and development expenses in the first nine months of 1999 because we did not begin the development of the new web-based software until after September 30, 1999.

Interest Expenses Net -- Interest expense, net consists primarily of interest expense on capital lease obligations, net of interest earned on cash balances, plus interest expense at the prime rate on the cash Enmax advanced to us for operations. The increase in interest expense was a result of the interest increase paid on the due to parent amount of $835,000.

Pro Forma Income Taxes -- Pro forma income taxes are based on a 40% effective tax rate that we believe would have been incurred had Enmax not been an S corporation.

Income Taxes -- We did not record a tax benefit for losses generated from our date of incorporation because our use of such losses in future periods was deemed uncertain. The expected income tax benefit derived by applying the statutory income tax rate has been eliminated as a result of a deferred income tax asset valuation allowance.

PERIOD SEPTEMBER 1, 1998 (DATE OPERATIONS DEEMED COMMENCED) TO DECEMBER 31, 1998 AND YEAR ENDED DECEMBER 31, 1999

Revenues -- Our revenues were $746,000 for the period September 1, 1998 to December 31, 1998 and $2.4 million for the year ended December 31, 1999. From September 1, 1998, the date we started operations, we have generated revenues from subcontract work on maintenance contracts for our parent company, Enmax, with the United States government. The increase in revenues for the year ended December 31, 1999 as compared to the period September 1, 1998 to December 31, 1998 was due to the significant government contract only being in place for four months in 1998 compared to a full year in 1999, as well as an increase in the number of government contract site awards Enmax received in 1999.

Cost of Revenues -- Our cost of revenues was $452,000 for the period September 1, 1998 to December 31, 1998 and $1.5 million for the year ended December 31, 1999, representing a $1.1 million, or 237%, increase. As a percentage of revenues, cost of revenues was 60.6% in 1998 and 62.7% in 1999. The increase in the cost of revenues percentage from 1998 to 1999 primarily resulted from an increase in labor costs incurred under the government contracts we service for Enmax.

Selling, General and Administrative -- Selling, general and administrative expenses were $260,000 for the period September 1, 1998 to December 31, 1998 and $808,000 for the year ended December 31, 1999, representing an increase of $548,000, or 211.2%, from 1998 to 1999. Selling, general, and administrative expenses represented 34.8% of our total revenues in 1998 and 33.2% of our total revenues in 1999. The increase in amounts expended from 1998 to 1999 was due to the increased revenues and increased depreciation expense in 1999 due to purchases of furniture and equipment. The decrease in selling, general, and administrative expenses as a percentage of revenues from 1998 to 1999 was a result of a higher revenue base without a corresponding dollar-for-dollar increase in certain fixed costs.

Research and Development -- Research and development expenses were $75,000 in 1999 and represent the costs incurred in the development of the EnvironMax ME system and its web-based business-to-business application. All of these development expenses were incurred in the fourth quarter of 1999.

Interest Expense -- Interest expense consists of interest expense on capital lease obligations. The leases were executed in late 1998 resulting in lower interest expense as compared to 1999.

Pro Forma Income Taxes -- Pro forma income taxes are based on a 40% effective tax rate that we believe would have been incurred had Enmax not been an S corporation.

LIQUIDITY AND CAPITAL RESOURCES

Since our formation, we have funded our operations primarily through revenues generated from the subcontract services we provide Enmax on its United States government contracts and loans (which we use primarily for research and development) from Enmax. As of September 30, 2000, we had a working capital deficit of $911,574. Net cash provided by operating activities was $74,000 for the year ended December 31, 1999 and net cash used in operations was $801,000 for the nine months ended September 30, 2000. Cash provided by operating activities was primarily attributed to net income and changes in working capital for the year ended December 31, 1999 and the cash used in operations in 2000 was primarily attributable to a net loss of $1.7 million offset by $694,000 of amortization of deferred compensation. Cash used in investing activities of $29,000 during the year ended December 31, 1999 was a result of purchases of property and equipment. Cash used in financing activities for the year ended December 31, 1999 was $44,000 and cash provided by financing activities for the nine months ended September 30, 2000 was $803,000. The cash used in financing activities for the year ended December 31, 1999 was a result of the decrease in net investment to Enmax. Cash provided by financing activities for the nine months ended September 30, 2000 was primarily a result of an increase in amounts due to Enmax of $835,000 to fund operations, largely research and development expenses. The amounts we borrow from Enmax are unsecured, bear interest at the prime rate and are due on demand.

Our purchases and leases of capital property and equipment totaled $29,000 and $134,000 during the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. We anticipate that we will experience an increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure, and personnel.

We currently lease three facilities related to our primary operations that are all classified as operating leases. Our Layton, Utah lease is $4,107 per month and expires in October 2001. Our Clearfield, Utah lease is $1,319 per month and expires in December 2000. These two facilities are sublet from our parent company, Enmax. Additionally, we share a facility with Enmax in Salt Lake City, Utah. We sublease a portion of the space in that facility from Enmax for $3,185 per month.

As of September 30, we believe our current cash on hand, together with the proceeds from this offering, assuming the sale of all 7 million shares in the offering, and the cash generated from our operations will be sufficient to meet our capital expenditures and working capital requirements for at least twelve months. However, our actual needs will depend on numerous factors, especially with respect to the development and marketing costs of our products, including EnvironMax ME.

If we sell fewer than 7 million shares in the offering, there is a chance we will not obtain enough cash from this offering to pursue our business strategy or that the net proceeds from this offering, together with our other cash sources, will not be sufficient to finance our operations for the next 12 months. If we do not sell all of the shares in this offering, or if we need to raise additional funds to support more rapid business strategy, respond to competitive pressures, acquire complementary businesses or technologies, or respond to unanticipated requirements, we cannot assure you that additional funding will be available to us in amounts or on terms acceptable to us, or at all. If sufficient funds are not available or are not available on acceptable terms, our ability to fund our business strategy, take advantage of acquisition opportunities, develop or enhance our services or products, or otherwise respond to competitive pressures, would be significantly limited.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which established accounting and reporting standards for derivative instrument and hedging activities. Generally, it requires that an entity recognize all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. We do not currently engage or plan to engage in any derivative or hedging activities. The adoption of SFAS No. 133 is not expected to have an material impact on our operating results.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements", or SAB 101. SAB 101 establishes accounting and reporting standards for the recognition of revenue. It states that revenue generally is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered;
(3) the seller's price to the buyer is fixed or determinable; (4) collectibility is reasonably assured. SAB 101 is effective no later than the fourth quarter of fiscal years beginning after December 15, 1999. The SEC recently released a series of interpretive questions and answers for SAB 101, which we are currently evaluating. The Company's financial statements comply with the provisions of SAB 101.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency. Our products and services are primarily developed in the United States. We currently do not have an international marketing presence. As a result, our financial results are not generally affected by changes in foreign currency exchange rates or weak economic conditions in foreign markets.



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

Interest Rate Risk. Our primary objectives in managing our investment portfolio are to preserve principal, maintain proper liquidity to meet operating needs and maximize yields. The securities we hold in our investment portfolio are subject to interest rate risk. We have established policies and procedures to manage exposure to fluctuations in interest rates. We place our investments with high quality issuers and limit the amount of credit exposure to any one issuer and do not use derivative financial instruments in our investment portfolio. We maintain an investment portfolio of various issuers, types and maturities, which consist mainly of fixed-rate financial instruments. These securities are classified as available-for-sale and, consequently, are recorded on the balance sheet at fair value with unrealized gains or losses reported as accumulated other comprehensive income as a separate component in stockholders' equity. At any time, sharp changes in interest rates can affect the fair value of the investment portfolio and its interest earnings. Currently, we do not hedge these interest rate exposures. After a review of our marketable investment securities, we believe that in the event of a hypothetical 10% increase in interest rates, the resulting decrease in fair market value of our marketable investment securities would be insignificant to the financial statements.

                                    BUSINESS

OVERVIEW

We develop, maintain, service and market environmental hazardous materials and waste reporting and tracking management solutions that are designed to assist commercial and governmental enterprises in complying with environmental regulations. We designed our computer software, hardware and business processes systems to help reduce purchase and disposal expenditures, decrease personnel exposure, and help eliminate such environmental abuses as improper disposal. We currently provide support services related to the client-server based HMMS for twenty-five Department of Defense facilities. In addition, we are developing and testing our EnvironMax ME system. EnvironMax ME is designed to replace HMMS, and will be able to function both as a stand-alone solution, or as an integrated part of an enterprise-wide solution, such as an ERP. We are currently testing the EnvironMax ME system and we believe it will be available for delivery in early 2001.

MARKET OPPORTUNITY

We believe there is a significant and growing market need for an easy-to-use, effective reporting and tracking management system for the acquisition, production, handling, storage and disposal of environmentally hazardous materials and waste. We also believe a significant market need exists for other environmental reporting and trading requirements related to air, water and soil pollution. In 1994, U.S. governmental agencies and commercial enterprises spent approximately $100 billion on pollution abatement and control.

According to the EPA, there are currently approximately 350,000 active commercial and governmental entities in the United States that are required to report on environmental issues of some type. There are in excess of 100,000 commercial and governmental entities in the United States that are subject to environmental reporting requirements related to hazardous materials waste generation. We believe the potential annual domestic market for reporting and tracking systems for hazardous material and waste is approximately $5 billion, and that the world-wide market for those types of system is in excess of $40 billion. If, as described below, we upgrade the Environmax ME's capabilities to include air, water and soil reporting and tracking requirements, we believe our domestic market would be approximately $17.5 billion and that the world-wide market would be approximately $140 billion.

Historically, business and governmental agencies reported and tracked their hazardous materials and waste using either internally developed hand-entry systems or stand-alone, client-server based computer systems. These systems were generally difficult to use, inefficient and relatively expensive, particularly in the case of systems that used stand-alone computers and servers.

The Internet has accelerated the introduction of processes for more effectively and efficiently managing information and providing services. It also has changed the way software applications are developed and deployed. We believe that one of the fundamental changes in software development and deployment the Internet


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

has accelerated is the use of Internet-accessed, rather than internally installed, software applications provided by ASPs. Software applications accessed in such a manner are less expensive to obtain, use and maintain than traditional installed software systems The Gartner Group has estimated that, by 2003, hosting and rending software applications will be the dominant application medium for small and medium-sized businesses, and forecasts that the market for ASPs will exceed $25 billion by 2004, up from $1.1 billion in 1999. We intend to take advantage of the growth in the use of web-delivered applications by enabling our EnvironMax ME software to be web-based and accessed via the Internet using an ASP model.

Our EnvironMax ME software will operate separately or as an integrated part of an enterprise-wide software solution and provide a comprehensive suite of interoperable tools for the management of hazardous materials and waste.

OUR SOLUTION

We provide software-based hazardous material and waste reporting and tracking management solutions that facilitate compliance with environmental rules and regulations. We currently provide services relating to HMMS. HMMS is a tracking and reporting software and hardware system by the Department of Defense for the management of its procurement, use, and disposal of hazardous materials and waste. We have improved the capabilities of HMMS in the EnvironMax ME system, which we intend to begin selling as soon as we finalize its development. We expect that to occur in early 2001. We believe our EnvironMax ME system will provide the same basic services as HMMS, but will have the added capability of being web-enabled and have other technological enhancements.

Our goal is to become the leading provider of environmental tracking and reporting solutions for commercial and governmental enterprises throughout the world. The key elements of our strategy to achieve our goal include:

- Provide a Comprehensive Product Offering -- We believe our systems provide efficient and effective solutions for businesses and governmental agencies that need to comply with hazardous material and waste management and tracking requirements. We intend our systems to serve as a foundation upon which we will build multiple products that perform different tasks. Our systems provide a complete system for reporting and tracking hazardous material and waste from procurement through disposal. We believe the following are central to our providing a comprehensive product offering:

             Service HMMS -- We currently provide HMMS support services to 25 Department of Defense facilities. We will continue to service the users of HMMS for any of our current customers that may not choose to convert to the EnvironMax ME system once it is available commercially. We believe that, with the implementation of the EnvironMax ME system, HMMS support services will not constitute a primary source of our revenue.

             Deliver the EnvironMax ME system. -- We are developing and implementing a focused web-enabled hazardous material reporting and tracking management system that simplifies and facilitates the effective management of hazardous material and waste from procurement through disposal. The EnvironMax ME system includes all of the functionalities of HMMS, but with significant improvements such as expanded data warehousing capabilities and new modules that improve efficiency and cost effectiveness. The EnvironMax ME is also web-enabled and easier to modify than HMMS to meet specific client requirements.

        - Remain Committed to Research and Development - Currently, our products provide tracking and reporting management solutions only for environmental hazardous materials and waste. We are committed to continuing our research and development efforts to enhance our products so that they are efficient and effective platforms for delivering other environmental tracking and reporting solutions. Our future research and development efforts will focus on the development of water, air and soil pollution tracking systems.



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

        - Expand Internationally - We plan to market our products and services internationally. We have begun the development of our products in various languages other than English, and we anticipate that we will begin marketing our products in Europe in late 2001.

PRODUCTS AND SERVICES

We currently market HMMS and are developing the EnvironMax ME system. These systems track and manage hazardous material and waste and are designed to facilitate compliance with the EPA's and the Occupational Safety and Health Administration's rules and regulations. Similar to the approach used by pharmacies in their management of prescription drugs, our systems track hazardous material and waste through all stages of use:

        - Pre-Acquisition--Our systems send hazardous material requests to the persons who are responsible for authorizing the procurement of hazardous materials. These requests can be automatically sent to multiple workgroups. For example, requests for authorization can be directed towards fire, environmental, and safety personnel. Once the material is authorized, the order can be placed.

        - Storage--Upon arrival, the hazardous material is entered into the system as new inventory and transferred to a hazardous material distribution supply center where it can be assigned a location, shelf, or bin and then barcode-labeled for tracking purposes. Our systems associate the hazardous material with that location.

        - Disbursement--As the materials are received and broken down into job-specific quantities, each container is assigned a unique serial number and bar code that is linked with its original parent container. As the materials are distributed, they are weighed and scanned against the user's assigned number, so that the responsibility for the material as well as the amount used can be tracked. Our systems ensure that the employee using the material has the proper training and equipment and that the material is being used in an approved location. We facilitate this by issuing Material Safety Data Sheets, or (MSDS, to provide users with critical information in a simple and reliable manner. We use extensible mark-up language, which allows the system to provide the user with the most current MSDS version available.

        - Reuse and Waste--When an employee has completed a job, remaining materials are again weighed, scanned, and placed back into inventory or are disposed of. Material that becomes waste is assigned to a waste container. The label on each waste container specifies its waste profile, which correlates with its disposal instructions.

        We provide accompanying support services, including:

        - Project Management: We provide support in system program management and centralized planning services for each of the sites where we provide HMMS services. These services include planning and surveying new sites, research, and application and integration of new system technologies.

        - System Technical Support and Development: We provide on-going support to maintain and improve the functional processes within the system's software. We also support the enhancement of new software releases in operating systems and support software.

        - System Analysis, Design and Programming: We design and provide iterate releases of the software incorporating various modifications and improvements.

        - Web Server Maintenance Support: We maintain and operate system webservers to provide access to current project information, newsletters, baseline change requests, and technical support for the system.



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

The Hazardous Material Management System.

Until the successful development, implementation and market acceptance of the web-enabled EnvironMax ME system, we anticipate that our revenues will be derived solely from our support and service of HMMS. HMMS is a government developed client-server based automated hazardous material and waste tracking tool. According to a report compiled by the Program Office of the Department of Defense, the deployment of HMMS has resulted in savings of over $62 million to the Department of Defense.

In 1998, the contract to develop and service HMMS was awarded to Enmax, at which time the United States government transferred to Enmax from the previous contractor all the government furnished equipment software and rights to develop HMMS. Enmax then continued to support and develop HMMS. In 1999, Enmax applied for and was granted a copyright registration for the HMMS software. While the HMMS software itself may not be resold to the government, it may be sold to commercial enterprises, and services for the support of HMMS may be sold to both the government and commercial enterprises. The supporter of HMMS has a great degree of discretion in making improvements to the technology and software. In addition, the supporter has discretion to innovate in the areas of contract administration, project management and technical research and development. While servicing HMMS for the government, Enmax made modifications and improvements to the HMMS software.

In February 2000, Enmax licensed the right to commercialize HMMS to us. The license includes the right to provide development, maintenance and support services under Enmax's current HMMS contracts.

The revenues we derive from HMMS are service related. HMMS software is not sold to the end user. Rather, it is installed and maintained by our personnel, and we receive revenues from those support and maintenance related services. We currently provide HMMS related services to 25 Department of Defense facilities using HMMS.

EnvironMax ME.

We anticipate that we will complete the development of the EnvironMax ME system in early 2001. The EnvironMax ME system will function in a manner similar to HMMS, but will feature functionalities, technologies and components not found in HMMS. The improved functions of EnvironMax ME include:

        - Web-Enabled Application - EnvironMax ME will function as an Oracle-based ASP, which will allow it to effectively operate with an array of networks and operating systems. We will be able to offer efficient and direct access to EnvironMax ME over the Internet, reducing the up-front costs traditionally associated with the purchase or license of software. By offering EnvironMax ME as an ASP, we hope to customize software and products specifically to the needs of the user. We also plan to offer online customer support and instant updates of our products through the Internet.

        - XML - EnvironMax ME has been built using extensible markup language, or XML. XML is becoming a standard format for structured documents and data on the web.

        - Enterprise-Wide Software - Many businesses have replaced or are replacing their older legacy software systems with new integrated enterprise systems. The EnvironMax ME software is being designed to be part of an enterprise-wide software solution that will be compatible with most industrial information technology systems currently in use. In addition, the EnvironMax ME system is fully scalable and is designed to be capable of serving the needs of both large and small entities.

        - Ancillary Hardware - As part of our development of the EnvironMax ME system, we developed an improved suite of hardware and other system tools to facilitate its use. These include handheld computers, improved barcode scanning devices and an advanced serialization system.



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

OUR CUSTOMERS

Under the current contract between Enmax and the Department of Defense we provide services related to HMMS to 25 installations and depots. The Department of Defense entities participating in the contracts include the Marine Corps, the Air Force, the Army and the Navy and include sites such as:

        -    Warner-Robins Air Logistics Center, Macon, GA;

        -    Tobyhanna Army Depot, Allentown, PA;

        -    Cherry Point Naval Aviation Depot, Cherry Point, NC; and

        -    Marine Corps Logistic Base, Albany, GA.

We are marketing HMMS services to other governmental entities. Currently, service on HMMS is contracted through the Federal Systems Integration and Management, or FEDSIM, organization under the U.S. Government General Services Administration, or GSA. We are the GSA and FEDSM designated provider of maintenance, development and support services for HMMS. A majority of the Department of Defense sites have indicated their intention to convert to the EnvironMax ME system when it becomes available.

We also plan to market the EnvironMax ME product to commercial enterprises that have a need for effective reporting and tracking tools for hazardous materials and waste. We believe we will be able to effectively do this by leveraging our governmental contract experience and by offering a web-accessable software and enterprise solution that features comprehensive tracking and reporting functions for all stages of hazardous material and waste management.

OUR MATERIAL CONTRACTS

We are a party to the following material contracts, licenses and other agreements:

FEDSIM contracts. We are a subcontractor to Enmax on an 8(a) set-aside FEDSIM contract. This contract was awarded to Enmax in August 1998. It was extended in June 2000 and is now scheduled through May 31, 2001. Under the terms of this contract, we provide development and support services for HMMS to 25 Department of Defense sites. These types of contracts traditionally become available on an annual basis, and are generally in the amount of $100,000 per site. We have entered into a subcontracting agreement with Enmax, whereby we agreed to perform its obligations under its current contract. The services we provide include program management, technical management, planning, software maintenance and development, technology refreshment, customer technical support, system administration support, customer hotline, and data preparation. This arrangement is permitted without the consent of the Department of Defense as long as we do not perform more than 49 % of the government contract, based upon labor costs.

The government may terminate the Enmax contract at any time. Since this agreement was executed, we have been performing all of the obligations of Enmax under the FEDSIM HMMS contract, and Enmax has limited its activity to a supervisory role. We anticipate we will arrive at the 49 % labor cost limit on the contract in February 2001, at which time we will no longer provide services under this contract and the arrangement we have with Enmax will be terminated.

GSA Schedule 899. The GSA serves as a contracting agency and "buyer" of services and supplies for the federal government. In this capacity it often awards "schedule" contracts with pre-established prices from which government buyers can order goods and services. The schedules are given number designations to indicate the type of goods and services they offer. Schedule 899, for example, provides Environmental Services, including training, software, and consulting of various types. We have been awarded a GSA Schedule 899 contract, effective November 1, 2000. We believe the Schedule 899 designation will allow us to secure government contracts, since federal buyers may now be referred to us by the GSA to effect direct purchase of our goods


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

and/or services. GSA typically charges a one percent fee for this service. The awarding of a GSA schedule reduces the paperwork, time and effort associated with federal contracting. To date, we have not received any revenues from any GSA schedule contract.

GSA Millennia Lite Contract. The government may award large, multiple award, indefinite delivery, indefinite quantity, or IDIQ, contracts to designated preferred vendors of goods and services. Unlike a GSA schedule designation, IDIQs specify the essential goods and services and the method of delivery. They also carry a higher contracting fee. In July 2000, we were selected as a subcontractor on the Averstar, Inc., team for the Millennia Lite IDIQ Contract. The Millennia Lite Contract allows the primary contractor, and subcontractors such as our company, to obtain governmental contracts on an expedited basis and approved contractor or subcontractor. To date, we have not received any revenues under this contract designation.

Section 8(A) Contracts. Section 8(a) regulations are intended to promote minority owned businesses by "reserving" certain portions of federal contracts for award without competition, or for competition among 8(a) businesses exclusively. The program allows minority-owned businesses to obtain government contracts without the need to compete with large, established commercial entities. The HMMS contract has been awarded under the 8(a) program since its inception in 1993, and was first awarded to Enmax in August 1998. The contract was renewed in June 1999, and again in May 2000. It now is set to terminate in May 2001. The current cap on the contract is $6 million. Enmax performed 100 percent of the work on this contract from its inception until March 2000, when it subcontracted it to us. Under 8(a) rules, the prime contractor, in this case Enmax, must perform over 50% of the direct labor on the contract. We anticipate we will reach the 49% cap on authorized labor costs for our subcontracting services in February 2001. At that point, we expect the government to contract directly with us for HMMS services under our GSA Schedule 899 designation.

We anticipate that, in the future, we will provide services to governmental agencies based on our status as a GSA preferred provider. That will allow us to provide services to governmental agencies completely independent of Enmax and its 8(a) program status.

HMMS License. In March 2000, Enmax granted us a license to service, support and develop HMMS. This license is perpetual, fully paid up and royalty free and is not limited in scope.

Licenses to Web-Enabling Software In March 2000, Enmax licensed to us the web-enabling software development platform upon which EnvironMax ME has been built. This license is limited in use to the development of the EnvironMax ME and related systems.

SALES, MARKETING AND DISTRIBUTION

We intend to sell our products and services domestically to both governmental and commercial entities. Once we develop international versions of our products, we intend to begin marketing to foreign governmental and commercial entities.

We plan to target three segments within the government. First, will be the current Department of Defense users of the HMMS system. Second, we will target those sites and facilities with mandated hazardous material reporting requirements that currently use systems other than HMMS or have no reporting and tracking system. Finally, we will target all other government agencies.

Within the commercial segment, we intend to first target those enterprises that are the largest and best-known polluters within the United States. These companies have a high exposure to heavy fines, and other liability issues that we believe will make them receptive to our products. The target customers in this segment are companies that are currently paying fines for non-compliance, those whose current processes require significant expenditures to comply with environmental regulations and those who would benefit economically from using the EnvironMax ME system. We then intend to target companies that are currently not paying fines but have environmental compliance issues.




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

We intend to use a combination of sales techniques and arrangements to market our products domestically and internationally, including in-house sales persons, joint venture or partnering arrangements with third parties that have a significant presence in the environmental industry, or third party arrangements with established marketing and consulting companies. We intend to use a combination of branding techniques, including targeted advertising and trade show participation, and marketing techniques such as direct mail, email and seminars, to create demand for our products.

COMPETITION

The market for hazardous materials and waste reporting and tracking management solutions is evolving rapidly, is intensely competitive, and is characterized by frequently changing technology and standards. Although the industry is not new, it has only recently matured in its ability to integrate automated techniques. We expect competition to increase both from existing competitors and new market entrants. We face direct competition in the area of hazardous material management software. We also face competition from more traditional non-software solutions to waste management.

HMMS faces competition from several Government Off the Shelf Systems or GOTS, the TRW/BDM Environmental Health Information System, or EHIS, the Air Force Environmental Management Information System, or EMIS, and the Navy sponsored HSMS. We believe the EHIS system is very limited in its capability due to its sole focus on the collection and reporting of air emissions and health and safety. We believe EMIS is limited by its single-user system architecture, which is based on Microsoft SQL for stand-alone desktop computers. The Logistics Management Institute provided the Army with an independent assessment of the capabilities of HSMS and HMMS to determine whether the Army policy needed to be modified relative to the fielding of HSMS. In the assessment, HMMS was found to be superior to HSMS in its overall functional design and performance. The Logistics Management Institute recommended that all installations using HSMS replace it with HMMS if supported by a business practice and cost/benefit analysis.

In the commercial marketplace, there are several providers of environmental reporting and tracking systems. Companies currently offering hazardous material management systems for commercial enterprises include TRW, Inc., Science Application International Corporation, Radian International, ESS, and many others. Many of these competitors are large, well-established companies with significantly greater financial resources, more extensive marketing and distribution capabilities, larger development staffs and more widely recognized brands and products. We believe our products are superior to those offered by our competitors because of our products' web architecture, ASP functionality, and the on-line and direct on-site help support we will provide. We expect our competition to increase, both from existing competitors and new market entrants. Our ability to successfully compete will depend, in part, on our ability to:

        - develop systems that are technologically superior to other products in the market;

        -    successfully brand and market our systems; and

        - identify new markets in which our products may be sold and be the first to market those areas.

INTELLECTUAL PROPERTY

Our ability to protect our software, business processes and other proprietary technology is important to our success. To accomplish this, we rely primarily on trade secrets. We require our employees and consultants to sign confidentiality and nondisclosure agreements. We also generally regulate access to and distribution of our software source code documentation and other proprietary information.

We have applied for trademark protection for our tradenames and service marks. We may apply for copyright registration for EnvironMax ME and may seek patent protection for all or a part of the EnvironMax ME system.



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

We do not believe our products, service marks or trademarks infringe the intellectual property or other rights of third parties. However, our products are comprised of many distinct software components, some of which are developed by independent parties, and therefore third parties may assert infringement claims against us that may result in costly litigation or require us to obtain a license to third-party intellectual rights. There can be no assurance that such licenses will be available at reasonable terms or at all, which could have a negative effect on our business, operating results and financial condition.

EMPLOYEES

In March 2000 46 employees transferred to us from Enmax to assist us in servicing the HMMS contract and developing and marketing the EnvironMax ME system. As of September 30, 2000, we had a total of 64 employees. Of that total, 24 were in development, 6 were in sales and marketing, 25 were in customer service and technical support, 5 were in operations and 4 were in finance and administration. We have employees at 15 of the sites for which we provide HMMS services. The Company incurs only minimal overhead expenses related to these employees as facilities and equipment expenses are incurred and paid for by the Department of Defense. Our employees are not represented by any labor union and are not subject to a collective bargaining agreement, and we have never experienced a work stoppage. We believe our relations with our employees are good.

We have entered into a group benefit agreement with Workforce Solutions Inc. under which Workforce provides benefits, payroll and other administrative services for us. We "lease" all of our employees from Workforce.

FACILITIES

Our business headquarters are located in Salt Lake City, Utah. Enmax has a lease with a third party for approximately 5600 square feet of office space currently housing our Salt Lake City office. The current rent is $6,629 per month. This lease expires in November 2001. We sublease 2800 square feet of this space from Enmax for $3,185 per month.

A majority of our operational activities take place in Layton, Utah. In October 1998, Enmax entered into a lease with a third party for 5,124 square feet. The term of this lease is three years and it expires in October 2001. We have subleased all of this property for $4,107 per month from Enmax.

We also have an office space lease in Clearfield, Utah for approximately 1800 square feet of office space for a monthly cost of $1,319, expiring in June, 2001. This property is also subleased from Enmax.

We are currently negotiating with several third parties for additional development and administrative office space. We believe we will be able to secure any such space on commercially reasonable terms.

                                LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

The following table presents information regarding our executive officers, directors and key employees as of September 30, 2000:

NAME                                                 AGE       POSITION
----                                                 ---       --------
Robert F. Craig.................................     53        Chief Executive Officer, Chairman of the Board
Fred Nichols....................................     51        President and General Manager, Director
Dean Hutchings..................................     39        Chief Financial Officer, Director

George D. Torian, Jr............................     50        Vice President, Sales and Marketing, Director
Ron DeMass......................................     32        Vice President, Systems
Judi Bergslien..................................     48        Vice President, Support
Roxanne Mashburn................................     41        Vice President, Management Information Services
Genowefa Z. Craig...............................     48        Director
Charles M. Meredith.............................     70        Director
Lynn B. Barney..................................     52        Director
Douglas Borba...................................     59        Director

ROBERT F. CRAIG, CHIEF EXECUTIVE OFFICER, CHAIRMAN -- Mr. Craig serves as our Chief Executive Officer and as Chairman of our Board of Directors. Mr. Craig also has served as Chairman of the Board, President and Chief Executive Officer of Enmax Corporation since its incorporation in 1994. Mr. Craig currently devotes approximately half of his time to Enmax's operations and half to our operations. He formed Enmax as a proprietorship in 1989, five years prior to its incorporation. In 1999, the U.S. Small Business Administration named Mr. Craig as the 8(a) Contractor of the Year.

FRED NICHOLS, PRESIDENT, GENERAL MANAGER AND DIRECTOR -- Mr. Nichols serves as our President and General Manager. Before joining us, Mr. Nichols served as Vice President of Operations and Marketing for Enmax Corporation from February 1998 to February 2000. Prior to that date, Mr. Nichols was with NCI Information Systems, Inc. from 1992 until 1998, as the Field Office Director, Director of Operations, and Program Manager. Prior to joining NCI, Mr. Nichols served in the U.S. Army from 1971 until 1992, where much of his experience involved program management and/or project management for telecommunications and software engineering projects. Mr. Nichols has an MS in Systems Management from the University of Southern California, a BS in Business Management from Southwest Missouri State University, and has completed many additional courses in Program Management, Telecommunications Systems/Management, and Software Development.

DEAN HUTCHINGS, CHIEF FINANCIAL OFFICER - Mr. Hutchings joined us in March 2000 as our Chief Financial Officer. Mr. Hutchings was most recently with Novell, where he served as Marketing Controller from 1998 to March 2000. Prior to that, Mr. Hutchings was the Chief Financial Officer for Ion Laser Technology, Inc. from 1993 until 1998, a Senior Accountant for Deloitte and Touche LLP from 1988 until 1993, and an Accounting Systems Consultant for PCS Business Solutions from 1986 to 1988. Mr. Hutchings has a BA in Business Administration from California State University, Fullerton and is a CPA.

GEORGE D. TORIAN, JR., VICE PRESIDENT, MARKETING AND SALES - Since 1973, Mr. Torian worked for IBM, most recently as a Strategic Alliance Manager responsible for developing and implementing IBM's worldwide strategy for leveraging strategic alliances to create marketing opportunities and grow IBM's Global Service revenue. Mr. Torian earned a BS in Business Administration from Morgan State University in 1973.

RON DEMASS, VICE PRESIDENT, SYSTEMS - Mr. DeMass serves as our Vice President of Systems. Between September 1998 and February 2000, Mr. DeMass served as Director and Program Manager for the Hazardous Material Management System project for Enmax Corporation. Prior to that, Mr. DeMass was a Systems Analyst Principle for NCI Information Systems, Inc., a Programmer/Analyst for West Coast Information Systems, Inc., and a Programmer for Alta Health Strategies. Mr. DeMass has a BS in Computer Science from Westminster College of Salt Lake City.

JUDI BERGSLIEN, VICE PRESIDENT, SUPPORT - Ms. Bergslien has been our Vice President of Support since our inception in February 2000. Before that, Ms. Bergslien served as Director of Contracts for Enmax Corporation. Before August 1998, Ms. Bergslien was with NCI Information Systems, Inc., most recently as the Acting Director/Utah Regional Office. Ms. Bergslien has a BS in General Management and Accounting from Purdue University.

ROXANNE MASHBURN,VICE PRESIDENT, MANAGEMENT INFORMATION SYSTEMS - Ms. Mashburn serves as our Vice President of Information Systems. Ms. Mashburn was the Director of Systems Management at the Salt Lake

Organizing Committee for the Olympic Winter Games of 2002 from August 1997 until April 2000. She served as Director of Information Technology at the Eccles Institute of Genetics from April 1995 until August 1997, where she managed the computing resources for a consortium of leading-edge research facilities. Ms. Mashburn has a B.S. in Computer Science from Weber State University.

GENOWEFA Z. CRAIG, DIRECTOR - Ms. Craig has been the Office Administrator and is Secretary/Treasurer to the Board for Enmax Corporation since April 1994. Ms. Craig is the spouse of Robert F. Craig.

CHARLES M. MEREDITH, DIRECTOR - Mr. Meredith has been the Executive Vice President of Enmax Corporation since 1995, where he directs all areas of the Enmax corporate business activities, including performance activities for all existing contracts and business development. Prior to joining Enmax, Mr. Meredith was President of The Meredith Group from 1982 until 1995. Mr. Meredith has a MS in Electrical Engineering from the University of Southern California.

LYNN B. BARNEY, DIRECTOR - Mr. Barney has been the principal of Siena Investments since January 2000. Prior to that, Mr. Barney was a Director of Strategic Planning for Alta Technology Corporation from 1998 to 1999. Between 1987 and 1998, Mr. Barney was Director and CEO of Ion Laser Technology, Inc.. He also was the founder, president and CEO of Cottonwood Security Bank from 1978 until 1987. Mr. Barney has a BA in Management from the University of Utah and an MBA from the University of Utah.

DOUGLAS C. BORBA, DIRECTOR - Mr. Borba is a partner in Borba & Associates, an international marketing and advertising consulting firm, and serves as the Executive Director of the Department of Commerce for the State of Utah. Prior to starting Borba & Associates in February 1995, Mr. Borba served as Foreign Area Officer with the Army Reserves, and as both a Battalion and Brigade Commander in the Utah Army National Guard from August 1987 until February 1999. He served as Deputy Chief of Staff for the Army Intelligence and Security Command, and as Director of Plans and Operations for Latin America for the Army Security and Assistance Command. Mr. Borba has served in various marketing positions with Bonneville Communications, including as its Director, International Media from 1978 until 1994. Mr. Borba holds a BA in Language and Communications from the University of Utah, an MA from the Army War College and an MS in Management from Salve Regina University.

COMPOSITION OF THE BOARD

We currently have eight directors. Our directors are elected by our shareholders at each annual meeting of shareholders to serve until the next annual meeting or until a director's earlier death, resignation, or removal.

DIRECTOR COMPENSATION

Our directors do not receive cash compensation for their services as directors, although members are reimbursed for expenses in connection with their attendance at board meetings. Some of our directors who also are employees have received stock options under our 2000 Equity Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We do not currently have a compensation committee, however our bylaws do empower the board of directors to create one or more committees and appoint members of the board of directors to serve on them. Our Chairman and Chief Executive Officer participated in board deliberations regarding the compensation of all executive officers, including himself.

EXECUTIVE COMPENSATION

Our chief executive officer did not a receive a salary in 1999 for his services relating to our operations, and none of the other persons named as our executive officers was paid in excess of $100,000 in 1999 for services related to our operations. Our chief executive officer is entitled to receive a salary of $250,000 in 2000 for his services to us.

OPTION GRANTS IN LAST YEAR

The following table presents the grants of stock options under our 2000 Equity Incentive Plan during fiscal 2000 to each of our executive officers named in the Summary Compensation Table.

All option grants under the 2000 Equity Incentive Plan are either "incentive stock options," (as defined in the Internal Revenue Code of 1986, as amended, or nonqualified stock options. Options generally expire on the earlier of the 10 year anniversary of the grant or upon the termination of the optionee's employment. The exercise price of each option that has been granted is equal to the fair market value of the optioned securities on the date of grant, as required by the incentive stock option rules.

We have granted stock options under the 2000 Equity Incentive Plan to our employees to purchase a total of 1,075,650 common shares. Potential realizable values are computed by:

        - Multiplying the number of common shares subject to a given option by the exercise price per share,

        - Assuming a public offering price of $15.50 per share, and that the aggregate public offering price derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire 10 year term of the option, and

        - Subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common share prices.

                                INDIVIDUAL GRANTS


                        NUMBER OF      PERCENT OF                                POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL
                        SECURITIES   TOTAL OPTIONS                                    RATES OF STOCK PRICE APPRECIATION
                        UNDERLYING     GRANTED TO    EXERCISE PRICE                            FOR OPTION TERM
                         OPTIONS      EMPLOYEES IN     PRE SHARE    EXPIRATION   --------------------------------------------
       NAME              GRANTED      FISCAL YEAR     ($/SHARE)        DATE           0%              5%             10%
------------------     -----------   -------------   -------------- ----------   ------------     -----------     -----------
Robert F. Craig(1)         369,450          34.3%         10.00     20-Mar-10     $ 2,031,975     $ 5,633,324     $11,158,501
Fred Nichols                45,000           4.2%         10.00     20-Mar-10         247,500         686,154       1,359,135
George D. Torian            50,000           4.6%         10.00     15-Mar-10         275,000         762,393       1,510,150
Dean Hutchings              30,000           2.8%         10.00     15-Mar-10         165,000         457,436         906,090
Ron DeMass(2)               72,000           6.7%         10.00     20-Mar-10         396,000       1,097,846       2,174,617

(1) Includes 180,000 shares granted to his spouse, for which Mr. Craig does not disclaim beneficial ownership.

(2) Includes 27,000 shares granted to his spouse, for which Mr. DeMass does not disclaim beneficial ownership.

The following table presents the number of common shares subject to vested and unvested stock options held at September 30, 2000 by each of certain of our executive officers. Also, presented are values of "in-the-money" options, which represent the positive difference between the exercise price of each outstanding stock option and the assumed initial public offering price of $15.50 per share.

                          NUMBER OF SHARES            VALUE OF UNEXERCISED
                    UNDERLYING UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                        AT SEPTEMBER 30, 2000       AT SEPTEMBER 30, 2000(3)
      NAME             VESTED         UNVESTED       VESTED        UNVESTED
----------------   ------------     -------------  ----------     ----------
Robert F. Craig          0              369,450(1)     0          $2,031,975
Fred Nichols             0               45,000        0             247,500
George D. Torian         0               50,000        0             275,000
Dean Hutchings           0               30,000        0             165,000
Ron DeMass               0               72,000(2)     0             396,000

(1) Includes 180,000 shares granted to his spouse, for which Mr. Craig does not disclaim beneficial ownership.

(2) Includes 27,000 shares granted to his spouse, for which Mr. DeMass does not disclaim beneficial ownership.

2000 EQUITY INCENTIVE PLAN

Our 2000 Equity Incentive Plan was adopted by our board of directors on March 15, 2000. The plan became effective upon its adoption by the board. The board authorized 2,210,000 common shares for issuance under the plan. Under the 2000 Equity Incentive Plan eligible individuals in our employ or service (including officers, non-employee board members and consultants) can be granted options to purchase common shares, as well as other types of incentive compensation. The plan is administered by our board of directors. The exercise price for the options may be paid in cash or in common shares valued at fair market value on the exercise date. Each option assumed by any successor corporation will be adjusted to apply to the number and class of securities which would have been issuable to the option holder had the option been exercised immediately prior to the merger or asset sale. Following any such merger or asset sale, appropriate adjustments will also be made to the number and class of securities available for issuance under the plan and the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same. The board may amend or modify the plan at any time, subject to any required shareholder approval. The plan will terminate no later than March 1, 2010.

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with Dean Hutchings and George D. Torian. Under the terms of Mr. Hutchings' agreement, he will receive a base salary of $115,000 per year and options to acquire 30,000 of our common shares. Mr. Hutchings' agreement is for a period of two years. Mr. Torian will receive a base yearly salary of $165,000 and options to purchase 50,000 of our common shares. Mr. Torian's agreement is also for two years Both Mr. Hutchings and Mr. Torian have entered into covenants not to compete for a period of one year following the termination of their employment.

                           RELATED PARTY TRANSACTIONS

RELATIONSHIP WITH ENMAX CORPORATION

Robert F. Craig owns 100% of the outstanding shares of Enmax. Enmax owns 13,841,050 shares, or approximately 99.5%, of our shares. In addition to its transfer of certain intellectual property to us in exchange for those shares, Enmax transferred certain equipment, inventory, contracts and intangibles to us. See "Management's Discussion and Analysis of Financial Conditional Results of Operations - Historical Background." Mr. Craig is employed as the chief executive officer of both Enmax and our company, and devotes approximately 50% of his time to each company. Assuming the sale of all 7 million shares in this offering, Enmax will own approximately 65.3% of our company.

We currently rely on Enmax to maintain the Department of Defense government contract under which we provide the HMMS services. Enmax provides a diverse portfolio of software development, network engineering and simulation and modeling support services to both governmental and commercial entities, including services not relating to our current and proposed business operations. Additionally, in August 2000, Enmax received an award from the Utah 100 for being the ninth fastest growing company in the state. Under the terms of our arrangements with Enmax, we act as a subcontractor to Enmax and perform services related to HMMS as contemplated by the terms of Enmax's agreement with the Department of Defense. Since we began servicing the contract in March 2000, Enmax has served as a supervisor and has performed administrative functions for which it has received approximately 2% of the contract fees. During the eight months ended September 30, 2000, we recognized approximately $2,055,000 in revenue from Enmax under the arrangement. With our listing on the GSA schedule, we are now able to secure government contracts independent of Enmax, and believe we will no longer be reliant on those arrangements. We will attempt to secure and service environmental management contracts, while Enmax will continue to service non-environmental contracts by providing network training and support services to government and commercial entities. Enmax has to us agreed to refrain from competing with us for three years.

In addition to our shared responsibilities under the subcontractor arrangements, there are other areas of overlap in our business and Enmax's business. We currently are sharing facilities and certain equipment with Enmax. We sublease our corporate headquarters and other operational centers from Enmax. We are also jointly using, and pay for, administrative staff. We believe each of these arrangements is on commercially reasonable terms consistent with what we would pay third parties. In addition, the web-enabling framework, portions of which Enmax contributed to the web-enablement of the EnvironMax ME software, is owned by Enmax. We also have a limited license from Enmax to certain software development framework concepts for the purpose of developing and using our environmental products. See "Management's Discussion and Analysis of Financial Conditional Results of Operations - Historical Background."

Through September 30, 2000, we borrowed approximately $835,000 from Enmax to fund our working capital requirements. The loans bear interest at prime and currently act as a revolving line of credit. The loans are due on demand. We intend to repay the Enmax loans from the proceeds of this offering.

We will set aside up to 5% of the 7 million shares being offered in this offering for sale to employees, their families and friends under a "Friends and Family" program. Under this arrangement any employee or his designee may purchase shares by prescribing either a number of shares he would like to purchase or a dollar amount that he would like to spend on the offering. The amount or number of shares prescribed by the the purchaser will be filled at the public offering price.

PRINCIPAL SHAREHOLDERS

The following table presents information as to the beneficial ownership of our common shares as of September 30, 2000 by:

        - each shareholder known by us to be the beneficial owner of more than 5% of our common shares;

        -    each of our directors;

        -    each executive officer listed in our summary compensation table;
             and

        -    all directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Common shares subject to options that are currently exercisable or exercisable within 60 days of September 30, 2000 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, the principal address of each shareholder is our principal corporate office at 4190 South Highland Drive, #210, Salt Lake City, Utah 84124.

                                                                                  PERCENTAGE OF
                                                                               SHARES OUTSTANDING
                                                                           ---------------------------
                                                     NUMBER OF SHARES        BEFORE           AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                BENEFICIALLY OWNED      OFFERING         OFFERING
--------------------------------------------------  ------------------     ----------       ----------
Robert F. Craig                                        13,824,050(1)           99.5%           66.2%
Fred Nichols                                                5,000(2)              *               *
George D. Torian, Jr                                        5,000                 *               *
Dean Hutchings                                              1,500                 *               *
Ron DeMass                                                  5,000(3)              *               *
Judi Bergslien                                              3,000(4)              *               *
Genowefa Z. Craig                                          20,000(5)              *               *
Charles M. Meredith                                         5,000                 *               *
Roxanne Mashburn                                              -0-                 *               *
Douglas Borba                                                 -0-                 *               *
All directors and officers as a group (11 persons)     13,868,550              99.7%           66.3%


*   Represents beneficial ownership of less than 1%.

(1) Includes beneficial ownership of 13,800,000 shares owned by Enmax Corporation but excludes 20,000 shares owned by Genowefa Z. Craig. Mr. Craig does not disclaim beneficial ownership of the shares held by Enmax. 1,435 of the shares indicated are subject to repurchase by us if Mrs. Craig terminates his employment with us. Our repurchase right expires on the earlier of one year from the date of grant or the date this offering is declared effective by the SEC.

(2) 3,500 of the shares indicated are subject to repurchase by us if Mr. Nichols terminates his employment with us. Our repurchase right expires on the earlier of one year from the date of grant or the date this offering is declared effective by the SEC.

(3) Excludes 3,000 shares beneficially owned by Judi Bergslien, Mr. DeMass' spouse, for which Mr. DeMass disclaims beneficial ownership. 3,500 of the shares indicated are subject to repurchase by us if Mr. DeMass terminates his employment with us. Our repurchase right expires on the earlier of one year from the date of grant or the date this offering is declared effective by the SEC.

(4) Excludes 5,000 shares beneficially owned by Ron DeMass, Ms. Bergslien's spouse, for which she disclaims beneficial ownership.

(5) Excludes beneficial ownership of 13,800,000 shares owned by Enmax Corporation and 21,050 shares owned by Robert F. Craig, for which Ms. Craig disclaims beneficial ownership.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Our Articles of Incorporation limit the personal liability of our directors and officers for monetary damages to the maximum extent permitted by Utah law. Under Utah law, those limitations include monetary damages for any action taken or failed to be taken as an officer or director except for (i) amounts representing a financial benefit to which the person is not entitled, (ii) liability for intentional infliction of harm on the corporation, or its shareholders, (iii) unlawful distributions, or (iv) an intentional violation of criminal law. Our Articles of Incorporation also provide that we will indemnify our directors and officers against any damages arising from their actions as our agents, and that we may similarly indemnify our other employees and agents. We are also empowered under our Articles of Incorporation to enter into indemnification agreements with our directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where our indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which would result in a claim for such indemnification.

                              PLAN OF DISTRIBUTION

We propose to offer directly to the general public a maximum of 7 million of our common shares at a price that we estimate will fall within the offering price range of $14 to $17 set forth on the cover page of this prospectus. We will offer and sell the shares on a best efforts basis through several of our officers and employees who will not be separately compensated for these services. Such officers and employees will comply with the applicable conditions of Rule 3a 4-1 promulgated by the Securities and Exchange Commission, or Commission, under the Securities Exchange Act of 1934 and fall within the safe harbor provisions of that Rule. No underwriters are involved in this offering, and we do not intend to retain brokers to offer our common shares.

We will determine the actual offering price in accordance with the Dutch auction process described below. Because the offering is made on a best efforts basis, there is no assurance of the number of shares we will sell or the number of dollars we will raise. There is no provision to refund any proceeds from the sale of our shares and no assurance that a viable public market for our shares will develop. Therefore, an investment in our shares may not become liquid for some time, if at all.

The process will proceed as follows:

        - Prior to the effectiveness of the registration statement relating to this offering, we will solicit conditional offers to purchase our shares from potential investors through the Internet. A copy of our preliminary prospectus for the offering in electronic format, referred to as the electronic prospectus, is available on a separate and special offering website located at www.environmaxipo.com. The electronic prospectus has the same content as a paper copy of the preliminary prospectus prepared for the offering.

        - We may solicit prospective investors by publicizing the offering through tombstone advertisements and otherwise as permitted by Rule 134 promulgated by the Commission under the Securities Act of 1933. Such tombstone advertisements may be placed on our general website and on other third-party websites. These publications will invite persons interested in the offering to view a copy of the electronic prospectus or to obtain a paper copy of our preliminary prospectus by contacting us. We may reach additional potential investors by direct mail solicitation using the same materials.

        - Potential investors may at any time expressly request that all, or any specific, communications between them and us be made by a particular means of communication, such as telephone or facsimile. Otherwise, all communications will be by E-Mail, and references in this prospectus to communications by E-Mail may include communications by other means that are specifically requested by a potential investor.

        - No conditional offers to purchase the shares offered by this prospectus can be accepted, and no part of the purchase price can be paid or received, prior to the time that our registration statement becomes effective. We anticipate that this will occur within 45 days following the date of this prospectus, immediately after the close of the Dutch auction. The date on which the auction closes will be based in part upon the rate at which we receive conditional offers and the price range of such offers. Once the auction closes, and the public offering price is set, we intend to request the Commission to permit the registration statement to become effective as soon as possible. At that time we may accept conditional offers from those potential investors who reconfirm their submitted conditional offers at or above the public offering price.

        - A conditional offer involves no obligation or commitment of any kind prior to the effective date of the registration statement and the potential investor's acceptance of the offering price.

        - Soon after the time the registration statement is declared effective, potential investors who have submitted conditional offers to us will be contacted by E-Mail and advised that the registration statement has become effective and that a final prospectus with the public offering price has been posted on our special offering website. The final prospectus may contain additional information not included in the preliminary prospectus, including the price at which the shares are offered. Such potential investors will be requested to affirmatively acknowledge the receipt of the final prospectus and reconfirm their conditional offers by submitting an Acceptance E-Mail pursuant to instructions included on our special offering website. All conditional offers that are not reconfirmed before the time specified by us will be deemed withdrawn and will not be allocated any shares.

        - Once a potential investor reconfirms its previous conditional offer by Acceptance E-Mail, that reconfirmation will constitute a binding agreement to purchase the number of common shares as stated in the Acceptance E-Mail.

        - A potential investor may be requested to reconfirm its conditional offer more than one time for various reasons, such as if there is a re-pricing of the offering or recirculation of the prospectus. If such a situation occurs, we will send additional E-Mails requesting potential investors to reconfirm their conditional offers once again. We will not accept these conditional offers until the potential investors again reconfirm their conditional offers, regardless of the price of the potential investors' previous conditional offers.

DETERMINATION OF PUBLIC OFFERING PRICE

We will ultimately determine the public offering price for this offering by reference to the Dutch auction. The principal factor in establishing the public offering price will be the clearing price, which is the highest price at or above $14 per share at which a satisfactory number of valid conditional offers are received. We will determine the actual public offering price soon after the auction is completed and immediately before this offering becomes effective. The public offering price may be the same as, or lower than, the clearing price, but may not be higher than the clearing price. We intend to accept all valid conditional offers that are made at prices at or above the public offering price, except that the number of shares allocated to potential investors may be reduced, on a pro rata basis, as is necessary to remain within our 7 million share maximum.

Valid offers to purchase are conditional offers that meet our requirements, including eligibility and size, that are not withdrawn and are reconfirmed by Acceptance E-Mails as required by this prospectus. Conditional offers for fewer than 50 shares will not be accepted. All offers must be made in U.S. dollars in even or one-half dollar amounts, and any offers not in even or one-half dollar amounts will be rounded to the lower half dollar, i.e., an offer for $15.60 will be rounded to $15.50. To facilitate the orderly completion of the offering, we may reject offers we deem to be manipulative or disruptive and, in exceptional circumstances, alter our method of allocation as we deem necessary to insure an orderly distribution of the shares. For example, large orders may be reduced to insure a broader public distribution.

If sufficient conditional offers are not received or confirmed at a price that is equal to or greater than $14 per share, or if the public offering price is outside the range set forth on the cover page of this prospectus, we will either cancel the offering or amend the registration statement. If we decide to do so, we will notify all potential investors of this fact and re-circulate our prospectus. In addition, we may decide to re-circulate the prospectus if we believe that recirculation is necessary to insure that the prospectus does not contain an untrue or misleading statement of a material fact.

If there is a re-circulation for any reason, we will send another E-Mail, a Re-circulation E-Mail, to notify potential investors that the preliminary prospectus for the offering has been amended. The Re-circulation E-Mail will also:

        -    Identify the material changes made to the prospectus;

        - State that the amended prospectus is available at our special offering website;

        - Explain that in order to participate in the offering, the potential investor must reconfirm its previously transmitted conditional offer in response to the Re-circulation E-Mail;

        - Suggest to the potential investor that it may wish to review the amended preliminary prospectus to determine whether it wishes to confirm the previously transmitted conditional offer.

Finally, as explained above, this offering will be priced immediately before the registration statement becomes effective. This means each potential investor will have the opportunity to learn the exact per share price it will pay for the shares by viewing the final prospectus posted on our special website.

To illustrate how the auction process works, recall that we intend to sell a maximum of 7 million shares. We anticipate we will receive conditional offers at various prices, and we will first organize the offers from highest price offered to lowest price offered. In our first example below, the prices offered range from $19 per share to $14 per share; offers at $16 per share and above total 7 million shares. This means the clearing price would be $16 per share. It also means that all potential investors would purchase shares at $16 per share, even potential investors who submitted offers at higher prices, unless we decide to sell the shares at a discount to the clearing price. We cannot accept an offer for more than the clearing price, and only those prospective investors submitting offers at, or above, the public offering price will purchase shares in the offering.

The following table illustrates the example described above. It assumes that the clearing price and public offering price are both $16 per share. The table also assumes that the conditional offers are valid offers, and that they reflect any modifications that have been made to reflect prior changes to the filing range and avoids the issuance of the fractional shares.

INITIAL PUBLIC OFFERING OF COMPANY - $16 PUBLIC OFFERING PRICE

                        INFORMATION                                                AUCTION RESULTS
---------------------------------------------------------------  -------------------------------------------------
                                                                  Percentage of
   Shares      Cumulative Shares                      Shares     Requested Shares      Offering        $ Amount
 Requested        Requested         Bid Price       Allocated        Allocated           Price           Raised
------------   -----------------  ------------     ------------  ----------------    ------------     ------------
   1,000,000        1,000,000     $         19        1,000,000              100               16       16,000,000
     900,000        1,900,000     $         18          900,000              100               16       14,400,000

                        INFORMATION                                                AUCTION RESULTS
---------------------------------------------------------------  -------------------------------------------------
   2,100,000        4,000,000     $         17        2,100,000              100               16       33,600,000
   3,000,000        7,000,000     $         16        3,000,000              100               16       48,000,000
   1,500,000        8,500,000     $         15              -0-              -0-              N/A              -0-
   1,000,000        9,500,000     $         14              -0-              -0-              N/A              -0-
    TOTALS                                            7,000,000                                        112,000,000

The next table illustrates the same situation where the clearing price is also $16 per share but the public offering price is $14 per share:

INITIAL PUBLIC OFFERING OF COMPANY - $14 PUBLIC OFFERING PRICE, $16 CLEARING
PRICE

                     INFORMATION                                               AUCTION RESULTS
-----------------------------------------------------------  ----------------------------------------------
                                                              Percentage of
   Shares     Cumulative Shares                    Shares    Requested Shares    Offering        $ Amount
 Requested       Requested       Bid Price       Allocated       Allocated         Price           Raised
-----------   ----------------- -----------     -----------  ----------------   -----------     -----------
  1,000,000       1,000,000     $        19         921,000            92.1              14      12,894,000
    900,000       1,900,000     $        18         828,900            92.1              14      11,610,000
  2,000,000       3,900,000     $        17       1,842,000            92.1              14      25,788,000
  1,700,000       5,600,000     $        16       1,565,700            92.1              14      21,920,000
  1,000,000       6,600,000     $        15         921,000            92.1              14      12,894,000
  1,000,000       7,600,000     $        14         921,000            92.1              14      12,894,000
   TOTALS                                         7,000,000                                     $98,000,000

If we decide the public offering price is $14 per share and the maximum number of shares we will sell is 7,000,000 shares, we will confirm 92.1% of the conditional offers that were made at or above $14 per share. We will not accept any offers made at a price of less than $14 per share. Other potential investors will not receive any shares. If potential investors who have made valid conditional offers fail to complete their share purchases, we are likely to sell fewer shares and receive less funds than shown above.

We will have outside independent third parties perform certain procedures on the Plan of Distribution as outlined in this prospectus. We will not receive any funds until we have received these procedures.

Prior to the offering, there has been no public market for our shares. Neither the clearing price nor the public offering price for the shares determined by the auction process will necessarily bear any direct relationship to our assets, earnings, book value, or to other established criteria of value, although we considered these factors in establishing the public offering price range. Other factors we considered in determining the public offering price range include:

        -    market conditions;

        -    the demand for similar services of comparable companies;

        -    the industry in which we operate;

        -    an assessment of our management;

        -    our initial operating results;

        -    potential shareholder dilution; and

        -    our business potential.

Changes, if any, in the public offering price range will be based primarily on reconfirmed conditional offers received.

THE EFFECTIVENESS OF THE REGISTRATION STATEMENT AND THE SALE OF OUR SHARES

To complete a purchase of shares, each potential investor should notify us by responding to the Acceptance E-Mail through our special offering website at www.environmaxipo.com. Such potential investor must also pay the purchase price of the shares subscribed for by wire transfer from banks and other institutions, or by check. All checks should be payable to EnvironMax.com, Inc. The purchase agreement is attached as an exhibit at the end of this prospectus and is available on our special offering website. We cannot accept any funds until after the registration statement is effective and the Acceptance E-Mail is sent. We reserve the right to reject any subscription in its entirety or to allocate shares among potential investors, as noted above.

Promptly upon our receipt of funds from the purchase of shares, we will provide our transfer agency, Computershare, with a list of the conditional offers we have accepted, the investors that submitted the Acceptance E-Mails, and the number of shares we have agreed to sell to such investors. We intend to participate in a direct registration system that allows our shareholders to have their securities registered in book-entry form directly on the books of Computershare. Computershare will promptly send to each purchasing investor a statement of ownership in lieu of a stock certificate.

We have filed an application for the shares to be listed on the American Stock Exchange, subject to notice of issuance, under the symbol "EVX." In order to meet the requirements for listing on that exchange, we have undertaken to sell an adequate number of shares to a minimum number of beneficial owners to comply with the rules of that exchange.

                            DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 common shares, par value $0.001 per share, of which 13,910,710 shares are currently issued and outstanding and held of record by 63 shareholders. As of September 30, 2000 we had outstanding options to purchase 1,075,650 of our common shares. There currently is no public market for our common shares.

COMMON SHARES

Each common shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Upon our liquidation, dissolution, or winding up, the assets legally available for distribution to our shareholders, after payment of claims of creditors, are distributable ratably among the holders of our common shares and any participating preferred shares outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred shares. Each outstanding common share is, and all common shares to be outstanding upon completion of this offering will be, fully paid and non-assessable.

Dividends may be paid on the outstanding common shares, if and when declared by the board of directors, out of legally available funds.

Holders of our common shares are not entitled to preemptive rights, and our common shares are not subject to conversion or redemption.

PREFERRED SHARES

Our board of directors is authorized, without further shareholder approval, to issue from time to time up to an aggregate of 20,000,000 preferred shares in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designation of series. We have no present plans to issue any preferred shares.

                         SHARES ELIGIBLE FOR FUTURE SALE

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned common shares for at least one year would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the common shares then outstanding (which will equal between 169,000 and 209,000 shares immediately after this offering) or the average weekly trading volume of the common shares on the American Stock Exchange or any other national market on which the shares are traded during the four calendar weeks preceding the filing of a notice on form 144 for the sale. Sales under rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Shares that are subject to Rule 144 will not be available for sale on the open market until the later of one year following the purchase of the shares by the shareholder or 90 days after the effective date of the offering, unless an additional registration statement becomes effective subsequent to the effective date of this registration statement.

Under Rule 144(k), a person who has not been an affiliate, as that term is defined in rule 144, at anytime during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of rule 144. Therefore, unless otherwise restricted, shares that have been held by a non-affiliate for at least two years may be sold in the open market immediately after the lock up agreements expire. None of our shares are currently subject to Rule 144(k).

Any of our employees, officers, directors, or consultants who purchase shares under a written compensatory plan or contract may be entitled to sell his shares in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. 100,540 shares of our common shares, in the form of stock options or employee held stock will be available for sale 90 days subsequent to the effective date of this registration statement under rule 701 of the act.

STOCK OPTIONS

We may file a Form S-8 registration statement under the Securities Act on or immediately after the date of this prospectus to register all common shares covered by outstanding options or reserved for future issuance under our 2000 Equity Incentive Plan. Such registration statement will automatically become effective upon filing. Accordingly, shares covered by that registration statement will thereupon be eligible for sale in the public markets, unless such options are subject to vesting restrictions or the contractual restrictions described above.

                           STOCK TRANSFER AND LISTING

STOCK TRANSFER AGENT

The planned stock transfer agent for our common shares is Computershare Trust Company, Inc.

SHAREHOLDER REPORTS

We will furnish our shareholders with annual reports containing audited financial statements and may furnish our shareholders with quarterly reports containing unaudited financial information.

LISTING

We have applied for quotation on the American Stock Exchange under the symbol "EVX".

                                  LEGAL MATTERS

The validity of the common shares offered hereby will be passed upon for us by Parsons Behle & Latimer, a Professional Law Corporation, Salt Lake City, Utah.

                                     EXPERTS

The financial statements of EnvironMax.com, Inc. included in this prospectus as of February 1, 2000 and EnvironMax.com, Inc. (an operating component of Enmax Corporation) included in this prospectus as of December 31, 1998 and 1999 and for the period September 1, 1998 (date operations commenced) to December 31, 1998 and for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments filed with the registration statement, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in this registration statement. For further information about us and the common shares to be sold in the offering, please refer to this registration statement. For additional information, please refer to the exhibits that have been filed with our registration statement on Form S-1. You may read and copy all or any portion of the registration statement or any other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, will also be available to you on the Securities and Exchange Commission's web site (http://www.sec.gov). We intend to furnish our shareholders with annual reports containing audited financial statements by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each year. Neither our website nor any other information available publicly about us, including any press releases, tombstone announcements, management interviews or other statements regarding our operations, are part of this prospectus, and no such information should be relied upon by any purchasers of the shares hereunder in making their investment decision regarding the shares.

                          INDEX TO FINANCIAL STATEMENTS

ENVIRONMAX.COM, INC.

Independent Auditors' Report ....................................................................   F-2

Balance Sheets as of December 31, 1998 and 1999 and September 30, 2000 (unaudited) ..............   F-3

Statements of Operations for the period September 1, 1998 (date operations commenced) to December 31, 1998, for the year ended December 31, 1999, for the nine months ended September 30, 1999 (unaudited), for the one month ended
January 31, 2000 (unaudited), and for the eight months ended September 30, 2000
(unaudited) .....................................................................................   F-4

Statements of stockholders' deficit and net investment for the period September
1, 1998 (date operations commenced) to December 31, 1998, for the year ended
December 31, 1999, for the one month ended January 31, 2000 (unaudited), and for the eight months ended September 30, 2000
(unaudited) .....................................................................................   F-5

Statements of Cash Flows for the period September 1, 1998 (date operations, commenced) to December 31, 1998, for the year ended December 31, 1999 for the nine months ended September 30, 1999 (unaudited), for the one month ended
January 31, 2000 (unaudited), and for the eight months ended September 30, 2000
(unaudited) .....................................................................................   F-6

Notes to Financial Statements ...................................................................   F-7

ENVIRONMAX.COM, INC

Independent Auditors' Report ....................................................................  F-16

Balance Sheet as of February 1, 2000 ............................................................  F-17

Notes to Balance Sheet ..........................................................................  F-18

INDEPENDENT AUDITORS' REPORT


        To the Board of Directors and Stockholders of Environmax.com, Inc.:

        We have audited the accompanying balance sheets of Environmax.com, Inc., an operating component of Enmax Corporation (the "Company"), as of December 31, 1998 and 1999 and the related statements of operations, stockholders' deficit and net investment and cash flows for the period September 1, 1998 (date operations commenced) to December 31, 1998 and for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period September 1, 1998 (date operations commenced) to December 31, 1998 and for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.


    /s/  DELOITTE & TOUCHE LLP
-----------------------------------
Salt Lake City, Utah
March 1, 2000

ENVIRONMAX.COM, INC.

BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                                            SUCCESSOR
                                                                                                        ----------------
                                                                                                         ENVIRONMAX.COM,
                                                                                 PREDECESSOR             INC. (A WHOLLY
                                                                        ----------------------------    OWNED SUBSIDIARY
                                                                             ENVIRONMAX.COM, INC.          OF ENMAX
                                                                           (AN OPERATING COMPONENT        CORPORATION)
                                                                            OF ENMAX CORPORATION)       ----------------
                                                                                 DECEMBER 31,             SEPTEMBER 30,
                                                                        ----------------------------          2000
                                                                           1998             1999          (UNAUDITED)
                                                                        -----------      -----------    ----------------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                             $       300      $       439      $     1,866
  Receivables - trade                                                       436,401          446,793
  Receivables from parent                                                                                     258,689
  Prepaids and other current assets                                                                            43,147
                                                                        -----------      -----------      -----------
           Total current assets                                             436,701          447,232          303,702
                                                                        -----------      -----------      -----------

FURNITURE AND EQUIPMENT, at cost:
  Furniture and equipment - capital lease                                    43,989           73,358          207,420
  Less accumulated depreciation                                              (3,142)         (13,426)         (33,550)
                                                                        -----------      -----------      -----------
           Furniture and equipment - net                                     40,847           59,932          173,870
                                                                        -----------      -----------      -----------

OTHER ASSETS                                                                  4,357            4,357            4,357
                                                                        -----------      -----------      -----------

TOTAL ASSETS                                                            $   481,905      $   511,521      $   481,929
                                                                        ===========      ===========      ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT AND NET INVESTMENT

CURRENT LIABILITIES:
  Trade accounts payable                                                $        70      $    15,689      $   106,154
  Accrued payroll                                                            46,415           60,177          133,383
  Accrued liabilities                                                        16,818           42,939           84,320
  Due to parent                                                                                               834,645
  Capital lease obligations, current portion                                  6,869            7,720           56,774
                                                                        -----------      -----------      -----------
           Total current liabilities                                         70,172          126,525        1,215,276
CAPITAL LEASE OBLIGATIONS, long-term portion                                 37,120           29,400           94,372
                                                                        -----------      -----------      -----------

           Total liabilities                                                107,292          155,925        1,309,648
                                                                        -----------      -----------      -----------

COMMITMENTS AND CONTINGENCIES (Notes 1, 2, 3, and 5)
STOCKHOLDERS' DEFICIT AND NET INVESTMENT:
  Net investment                                                            374,613          355,596
  Preferred stock, $0.001 par value, 20,000,000 shares
    authorized; no shares outstanding
  Common stock, $0.001 par value; 100,000,000 shares
    authorized; 13,910,710 shares outstanding at September 30, 2000                                            13,911
  Additional paid-in capital                                                                                1,101,635
  Deferred compensation                                                                                      (312,013)
  Accumulated deficit                                                                                      (1,631,252)
                                                                        -----------      -----------      -----------
           Total stockholders' deficit and net investment                   374,613          355,596         (827,719)
                                                                        -----------      -----------      -----------

TOTAL LIABILITIES AND STOCKHOLDERS'
  DEFICIT AND NET INVESTMENT                                            $   481,905      $   511,521      $   481,929
                                                                        ===========      ===========      ===========


See notes to financial statements.

ENVIRONMAX.COM, INC.

STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------



                                                                                                                     SUCCESSOR
                                                                          PREDECESSOR                             ---------------
                                                ---------------------------------------------------------------   ENVIRONMAX.COM,
                                                                      ENVIRONMAX.COM, INC.                         INC. (A WHOLLY
                                                         (AN OPERATING COMPONENT OF ENMAX CORPORATION)                 OWNED
                                                ---------------------------------------------------------------     SUBSIDIARY
                                                   PERIOD                                                            OF ENMAX
                                                 SEPTEMBER 1,                                                       CORPORATION)
                                                 1998 (DATE                                                       ---------------
                                                 OPERATIONS                       NINE MONTHS      ONE MONTH        EIGHT MONTHS
                                                 COMMENCED)         YEAR             ENDED           ENDED              ENDED
                                                     TO            ENDED           SEPTEMBER      JANUARY 31,         SEPTEMBER
                                                  DECEMBER        DECEMBER         30, 1999           2000            30, 2000
                                                  31, 1998        31, 1999        (UNAUDITED)     (UNAUDITED)        (UNAUDITED)
                                                ------------     ------------     ------------     ------------   ---------------
REVENUES                                        $    745,980     $  2,432,192     $  2,158,697     $    114,305
REVENUES FROM PARENT                                                                                                $  2,055,096

COST OF REVENUES                                     452,195        1,525,630        1,291,234           68,583        1,171,663
                                                ------------     ------------     ------------     ------------     ------------

GROSS PROFIT                                         293,785          906,562          867,463           45,722          883,433
                                                ------------     ------------     ------------     ------------     ------------

EXPENSES:
  Selling, general, and administrative               259,650          808,002          597,900           47,130        1,266,936
  Compensation expense - founders stock                                                                                  694,080
  Research and development                                             75,417                            21,446          527,084
                                                ------------     ------------     ------------     ------------     ------------
           Total expenses                            259,650          883,419          597,900           68,576        2,488,100
                                                ------------     ------------     ------------     ------------     ------------

OPERATING INCOME (LOSS)                               34,135           23,143          269,563          (22,854)      (1,604,667)
                                                ------------     ------------     ------------     ------------     ------------

OTHER INCOME (EXPENSE):
  Interest expense                                      (856)          (4,671)          (3,503)            (361)         (28,028)
  Interest income                                                                                                          1,443
                                                ------------     ------------     ------------     ------------     ------------
           Total other income (expense), net            (856)          (4,671)          (3,503)            (361)         (26,585)
                                                ------------     ------------     ------------     ------------     ------------

NET INCOME (LOSS) BEFORE
  INCOME TAXES                                        33,279           18,472          266,060          (23,215)      (1,631,252)

INCOME TAXES                                            None             None             None             None             None
                                                ------------     ------------     ------------     ------------     ------------
NET INCOME (LOSS)                               $     33,279     $     18,472     $    266,060     $    (23,215)    $ (1,631,252)
                                                ============     ============     ============     ============     ============

PRO FORMA NET INCOME (LOSS)
  DATA (UNAUDITED):
  Net income (loss) as reported                 $     33,279     $     18,472     $    266,060     $    (23,215)
  Pro forma income tax provision (benefit)            13,312            7,389          106,424           (9,286)
                                                ------------     ------------     ------------     ------------

  PRO FORMA NET INCOME (LOSS)                   $     19,967     $     11,083     $    159,636     $    (13,929)
                                                ============     ============     ============     ============

NET LOSS PER SHARE - Basic and diluted                                                                              $      (0.12)
                                                                                                                    ============

WEIGHTED AVERAGE SHARES USED
  IN COMPUTATION                                                                                                      13,836,542
                                                                                                                    ============


See notes to financial statements.

ENVIRONMAX.COM, INC.

STATEMENTS OF STOCKHOLDERS' DEFICIT AND NET INVESTMENT
--------------------------------------------------------------------------------


                                                                                               COMMON STOCK           ADDITIONAL
                                                                              NET       ---------------------------     PAID-IN
                                                                          INVESTMENT       SHARES         AMOUNT        CAPITAL
                                                                         ------------   ------------   ------------  ------------
ENVIRONMAX.COM, INC. (AN OPERATING
  COMPONENT OF ENMAX CORPORATION)

BALANCE, SEPTEMBER 1, 1998
  (date operations commenced)                                                    None

Net working capital funding to operating component of Enmax Corporation  $    341,334
Net income applicable to operating component of Enmax Corporation              33,279
                                                                         ------------   ------------   ------------  ------------

BALANCE, DECEMBER 31, 1998                                                    374,613

Net working capital funding to operating component of Enmax Corporation       (37,489)
Net income applicable to operating component of Enmax Corporation              18,472
                                                                         ------------   ------------   ------------  ------------

BALANCE, DECEMBER 31, 1999                                                    355,596

Net working capital funding to operating component of Enmax Corporation
  (unaudited)                                                                (113,891)
Net loss applicable to operating component of Enmax Corporation
  (unaudited)                                                                 (23,215)
                                                                         ------------   ------------   ------------  ------------

BALANCE, JANUARY 31, 2000 (UNAUDITED)                                    $    218,490
                                                                         ============

ENVIRONMAX.COM, INC. (A WHOLLY OWNED
  SUBSIDIARY OF ENMAX CORPORATION)

Incorporation of Environmax.com, Inc. (unaudited)                                            100,000   $        100  $        900
Issuance of common stock in exchange for contribution of
  net assets by Enmax Corporation (unaudited)                                             13,700,000          7,446
Issuance of common stock to founding shareholders (unaudited)                                100,710            101     1,006,999
Issuance of common stock (unaudited)                                                          10,000             10        99,990
Recapitalization of par value (unaudited)                                                                     6,254        (6,254)
Amortization of deferred compensation (unaudited)
Net loss (unaudited)
                                                                                        ------------   ------------  ------------

BALANCE, SEPTEMBER 30, 2000 (Unaudited)                                                   13,910,710   $     13,911  $  1,101,635
                                                                                        ============   ============  ============


                                                                            DEFERRED    ACCUMULATED
                                                                          COMPENSATION    DEFICIT        TOTAL
                                                                          ------------  ------------  ------------
ENVIRONMAX.COM, INC. (AN OPERATING
  COMPONENT OF ENMAX CORPORATION)

BALANCE, SEPTEMBER 1, 1998
  (date operations commenced)None

Net working capital funding to operating component of Enmax Corporation                               $    341,334
Net income applicable to operating component of Enmax Corporation                                           33,279
                                                                          ------------  ------------  ------------

BALANCE, DECEMBER 31, 1998                                                                                 374,613

Net working capital funding to operating component of Enmax Corporation                                    (37,489)
Net income applicable to operating component of Enmax Corporation                                           18,472
                                                                          ------------  ------------  ------------

BALANCE, DECEMBER 31, 1999                                                                                 355,596

Net working capital funding to operating component of Enmax Corporation
  (unaudited)                                                                                             (113,891)
Net loss applicable to operating component of Enmax Corporation
  (unaudited)                                                                                              (23,215)
                                                                          ------------  ------------  ------------

BALANCE, JANUARY 31, 2000 (UNAUDITED)                                                                 $    218,490
                                                                                                      ============

ENVIRONMAX.COM, INC. (A WHOLLY OWNED
  SUBSIDIARY OF ENMAX CORPORATION)

Incorporation of Environmax.com, Inc. (unaudited)                                                     $      1,000
Issuance of common stock in exchange for contribution of                                                     7,446
  net assets by Enmax Corporation (unaudited)
Issuance of common stock to founding shareholders (unaudited)             $ (1,006,093)                      1,007
Issuance of common stock (unaudited)                                                                       100,000
Recapitalization of par value (unaudited)
Amortization of deferred compensation (unaudited)                              694,080                     694,080
Net loss (unaudited)                                                                    $ (1,631,252)   (1,631,252)
                                                                          ------------  ------------  ------------

BALANCE, SEPTEMBER 30, 2000 (Unaudited)                                   $   (312,013) $ (1,631,252) $   (827,719)
                                                                          ============  ============  ============


See notes to financial statements.

ENVIRONMAX.COM, INC.

STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                                                       SUCCESSOR
                                                                                  PREDECESSOR                       ---------------
                                                      ----------------------------------------------------------    ENVIRONMAX.COM,
                                                                            ENVIRONMAX.COM, INC.                    INC. (A WHOLLY
                                                             (AN OPERATING COMPONENT OF ENMAX CORPORATION)              OWNED
                                                      ----------------------------------------------------------      SUBSIDIARY
                                                        PERIOD                                                        OF ENMAX
                                                      SEPTEMBER 1,                                                   CORPORATION)
                                                      1998 (DATE                                                     ------------
                                                      OPERATIONS                     NINE MONTHS      ONE MONTH      EIGHT MONTHS
                                                      COMMENCED)         YEAR           ENDED           ENDED          ENDED
                                                          TO            ENDED         SEPTEMBER      JANUARY 31,     SEPTEMBER
                                                       DECEMBER        DECEMBER       30, 1999           2000         30, 2000
                                                       31, 1998        31, 1999      (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
                                                     -----------     -----------     -----------     -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                  $    33,279     $    18,472     $   266,060     $   (23,215)    $(1,631,252)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Depreciation                                           3,142          10,284           5,239             524          15,124
    Amortization of deferred compensation                                                                                694,080
    Changes in operating assets and liabilities:
      Receivables - trade                               (436,401)        (10,392)        (68,391)         35,442
      Receivables from parent                                                                                           (258,689)
      Prepaids and other current assets                                                                                  (43,147)
      Other assets                                        (4,357)
      Trade accounts payable                                  70          15,619          16,593         107,560         106,154
      Accrued payroll                                     46,415          13,762          41,883          42,937         111,803
      Accrued liabilities                                 16,818          26,121         (16,818)        (42,939)         84,320
                                                     -----------     -----------     -----------     -----------     -----------
           Net cash provided by (used in)
             operating activities                       (341,034)         73,866         244,566         120,309        (921,607)
                                                     -----------     -----------     -----------     -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Purchases of furniture and equipment                                   (29,369)
                                                     -----------     -----------     -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease obligations                                   (6,869)         (6,212)         (6,170)        (13,866)
  Increase (decrease) in net investment                  341,334         (37,489)       (238,294)       (113,891)
  Increase in due to parent                                                                                              834,645
  Issuance of common stock                                                                                               102,007
                                                     -----------     -----------     -----------     -----------     -----------
           Net cash provided by (used in)
             financing activities                        341,334         (44,358)       (244,506)       (120,061)        922,786
                                                     -----------     -----------     -----------     -----------     -----------

INCREASE IN CASH AND CASH EQUIVALENTS                        300             139              60             248           1,179

CASH AND CASH EQUIVALENTS,
  Beginning of period                                       None             300             300             439             687
                                                     -----------     -----------     -----------     -----------     -----------

CASH AND CASH EQUIVALENTS, End of period             $       300     $       439     $       360     $       687     $     1,866
                                                     ===========     ===========     ===========     ===========     ===========

SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:
  Cash paid during the period for interest           $       856     $     4,671     $     3,503     $       361     $     5,000
                                                     ===========     ===========     ===========     ===========     ===========

SUPPLEMENTAL NONCASH FINANCING AND
  INVESTING ACTIVITIES:
  Property and equipment purchased under
    capital leases                                   $    43,989            None            None            None     $   134,062
                                                     ===========     ===========     ===========     ===========     ===========
  Contribution of net assets for common stock               None            None            None            None     $     7,446
                                                     ===========     ===========     ===========     ===========     ===========



See notes to financial statements.

ENVIRONMAX.COM, INC.


NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD SEPTEMBER 1, 1998 (DATE OPERATIONS COMMENCED) TO DECEMBER 31, 1998 AND FOR THE YEAR ENDED DECEMBER 31, 1999 (THE INFORMATION AS OF SEPTEMBER 30, 2000, AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999, THE ONE MONTH ENDED JANUARY 31, 2000, AND THE EIGHT MONTHS ENDED SEPTEMBER 30, 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

1.      DESCRIPTION OF COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        DESCRIPTION OF COMPANY - Enmax Corporation ("Enmax") is a certified small disadvantaged and minority-owned 8(a) business, providing information technology solutions to the government as well as prime contracts and subcontractors who provide high-tech systems and services to the government. Effective September 1, 1998 (date operations commenced), Enmax was awarded a $1.7 million contract from a United States government agency to provide maintenance and technical support on a hazardous material management system ("HMMS") software program utilized by various government sites. The operations relating to the HMMS contract represent a separate operating component of Enmax, hereinafter referred to as Environmax.com, Inc. ("Environmax" or the "Company"). In 1999, Enmax obtained two additional contracts totaling $1.5 million to provide additional HMMS support services to the various government locations utilizing the HMMS software. All revenues in the accompanying financial statements represent services provided under these HMMS contracts. Prior to September 1, 1998, there were no material resources dedicated to the awarding of the HMMS contract. The Company operates in one segment.

        The accompanying financial statements as of December 31, 1998 and 1999 and for the period September 1, 1998 to December 31, 1998 and for the year ended December 31, 1999 represent the "carve-out" of the Environmax operations (all of which relate to the HMMS software) from the historical financial statements of Enmax. In this context, no direct ownership relationship existed in the component comprising Environmax. Accordingly, a net investment in Environmax is shown in lieu of stockholders' equity in the accompanying financial statements for the audited periods presented. The statements of operations exclude the other operations of Enmax that represent different operations than those of Environmax. Revenues and cost of revenues relating to HMMS services were tracked separately within Enmax. Allocations of general and administrative expenses have been made primarily based on personnel, revenue, space, direct costs of related activities, or estimates of time spent to provide services. These allocations include amounts for facilities, marketing, general management, professional services, information management, and other miscellaneous services. Management believes that the foregoing allocations were made on a reasonable basis and include those costs that would be indicative of the costs that would have been incurred on a stand-alone basis. Enmax's accounting systems were not designed to track cash receipts and payments and liabilities on a component-specific basis. Accordingly, all cash related transactions are included as part of the net investment.

        In the fourth quarter of 1999 and continuing into 2000, the Company dedicated research and development resources to the development of a web-based hazardous material management and tracking system software utilizing their understanding and knowledge of the HMMS software. The new software is a web-based, business-to-business internet application service provider (IASP) software that has the functionality of the existing HMMS software that is accessible through the internet. Effective February 1, 2000, Environmax.com, Inc., a wholly owned subsidiary of Enmax, was incorporated as a C corporation in the State of Utah to further develop and market the new web-based software product to government and commercial entities with environmental compliance and reporting requirements.

        BASIS OF PRESENTATION - As discussed above, the accompanying financial statements in 1998 and 1999 present, on a historical cost basis, the assets, liabilities, revenues, and expenses related to Environmax, an operating component of Enmax.

        UNAUDITED INTERIM FINANCIAL STATEMENTS - The unaudited interim financial statements as of September 30, 2000 and for the nine months ended September 30, 1999, one month ended January 31, 2000, and the eight months ended September 30, 2000 have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all normal recurring adjustments necessary to present fairly the financial information set forth therein in accordance with accounting principles generally accepted in the United States of America. Operating results for the eight months ended September 30, 2000 are not necessarily indicative of the results that may be expected for any future periods. All financial statement disclosures related to the interim financial statements are unaudited.

        USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        CASH AND CASH EQUIVALENTS - The Company considers all highly liquid instruments purchased with maturities of three or fewer months to be cash equivalents. Cash equivalents primarily consist of investments in money market mutual funds.

        FURNITURE AND EQUIPMENT - Furniture and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets (3 to 10 years). Equipment leased under capital leases is amortized over the lesser of its useful life or the lease term.

        OTHER ASSETS - Other assets consist of a deposit made on a capital lease entered into by the Company.

        DUE TO PARENT - Due to parent represents advances made to Environmax to fund working capital requirements. The due to parent amounts bear interest at prime and have no stated maturity. Interest expense generated from the due to parent amount approximated $23,000 during the eight months ended September 30, 2000.

        REVENUE RECOGNITION - For the predecessor periods presented, maintenance and technical support revenues under the HMMS contracts are recognized as the services are performed based on hours incurred.

        Revenues from parent represents amounts paid to the Company by Enmax under the teaming agreement as discussed in Note 6 and is recognized as the services are performed based on hours incurred.

        Upon completion and sales of the new HMMS software being developed, the Company will recognize revenue in accordance with the provisions of Statement of Position (SOP) 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by SOP 98-9 and Emerging Issues Task Force Issue ("EITF") No. 00-3, "Application of AICPA Statement of Position 97-2 to Arrangements that Include the Right to Use Software Stored on Another Entity's Hardware." SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, post-contract customer support, installation, and training to be allocated to each element based on the relative fair values of the elements. The fair value of the elements must be based on evidence that is specific to the vendor. If a vendor does not have evidence of the fair value for all elements in a multiple-element arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. The Company will record estimates for product returns and warranty costs at the time of sale.

        Service revenues will represent revenues from post-contract customer support services which are recognized ratably over the term of the support period. Revenues from hosting arrangements where the Company's software is resident on a Company server will be recognized ratably over the hosting period. Under hosting arrangements, customers do not have the contractual right to take possession of the software during the hosting period. Therefore, in accordance with EITF 00-3, these arrangements are service contracts and recognition over the service period is appropriate.

        Licensing revenues will represent revenues recorded relating to perpetual and time-based licenses for software delivered to customers for in-house applications. Revenues form perpetual software license agreements will be recognized upon shipment of the software when all of the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred; the fee is fixed or determinable; collectibility is probable; and vendor-specific objective evidence is available of the fair value of all undelivered elements. The Company will establish sufficient vendor-specific objective evidence to ascribe a value to standard post-contract customer support and consulting services based on the price charged when these elements are sold separately. Accordingly, license revenues will be recorded under the residual method described in SOP 98-9 for arrangements in which licenses are sold with consulting services, standard post-contract customer support will be deferred and recognized ratably over the term of the contract. Time-based licenses will be recognized ratably over the license period.

        RESEARCH AND DEVELOPMENT - Research and development costs are expensed as incurred.

        INCOME TAXES - For the period September 1, 1998 (date operations commenced) to December 31, 1998, the year ended December 31, 1999, and the one month ended January 31, 2000, the Company was not subject to income tax as Enmax is an S corporation and taxes are paid by the respective stockholder. Accordingly, no provision for federal and state income taxes is recorded in the accompanying financial statements. The pro forma income tax provision is based on a 40% effective tax rate that the Company believes would have been incurred had Enmax not been an S corporation for income tax purposes. The effective rate is comprised of a 34 percent federal statutory rate plus an effective state tax rate net of federal benefit of six percent.

        From the date of incorporation, the Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

        EARNINGS PER SHARE - Earnings per share have been omitted from the accompanying statements of operations for the period September 1, 1998 (date operations commenced) to December 31, 1998, for the nine and twelve months ended December 31, 1999, and for the one month ended January 31, 2000 as there is no direct ownership relationship in the carved-out operating component of Environmax as there was no separate legal entity or capital structure and such information is not meaningful as it would not be indicative of the successor's capital structure or earnings per share information. For the eight months ended September 30, 2000, the Company computed net loss per share in accordance with Statement of Financial Accounting Standards (SFAS) 128, "Earnings Per Share."

        STOCK-BASED COMPENSATION - The Company grants stock options for a fixed number of shares to certain employees with an exercise price equal to or greater than the fair value of the shares at the date of grant. The Company accounts for stock option grants to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and, accordingly, recognizes no compensation expense for the stock option grants.

        CAPITALIZED SOFTWARE DEVELOPMENT COSTS - In accordance with Financial Accounting Standards Board ("FASB") SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed", development costs incurred in the research and development of new software products to be sold, leased, or otherwise marketed are expensed as incurred until technological feasibility in the form of a working model has been established. The capitalized costs are then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. Internally generated capitalizable software development costs have not been material for the periods presented. The Company has charged its software development costs prior to technological feasibility to research and development expense in the accompanying statements of operations.

        IMPAIRMENT OF LONG-LIVED ASSETS - The Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows, and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

        RISKS AND CONCENTRATION - For the period September 1, 1998 (date operations commenced) to December 31, 1998 and the year ended December 31, 1999, the Company's revenue was derived from United States government contracts. At December 31, 1999, the Company has one significant contract outstanding with the United States government for approximately $2,205,000 in fees which expires in May 2000. Unearned amounts under the contract at December 31, 1999 are approximately $935,000. At September 30, 2000, the government contract was renewed and expires in May 2001. Unearned amounts under the renewed contract are approximately $1,500,000. The Company is financially dependent on the significant government contract and there can be no assurance that a new HMMS maintenance contract will be extended to the Company by the government upon its expiration. Receivables due at December 31, 1998 and 1999 of $436,401 and $446,793, respectively, are due from the United States government.

        Financial instruments that potentially subject the Company to a concentration of credit risk, consist principally of trade accounts receivable due from the United States Government and receivables from the Company's parent. Historically, the Company has not experienced significant losses related to such receivables.

        FAIR VALUE OF FINANCIAL INSTRUMENTS - Financial instruments held or used by the Company include accounts receivable, accounts payable, and capital lease obligations. The fair values of these instruments, which could change if market conditions change, are based on management's estimates. Management believes that the carrying value of these instruments approximates their fair values.

        OTHER COMPREHENSIVE INCOME - The only component of comprehensive income is net income (loss).

        RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS - In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. Generally, it requires that an entity recognize all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Company does not currently engage or plan to engage in any derivative or hedging activities. The adoption of SFAS No. 133 is not expected to have a material impact on the Company.

        In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101 , "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 establishes accounting and reporting standards for the recognition of revenue. It states that revenue generally is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller's price to the buyer is fixed or determinable; (4) collectibility is reasonably assured. The Company's financial statements comply with the provisions of SAB 101.

12.     LINE OF CREDIT

        Enmax has a $2 million revolving line of credit (increased to $5 million subsequent to December 31, 1999) with a bank to fund working capital needs, which also includes the working capital needs of the Environmax component. Because the Enmax accounting systems does not track cash receipts and payments on a component operations-specific basis, no debt or related interest expense was allocated to the Environmax operations.

3.      STOCKHOLDERS' DEFICIT AND NET INVESTMENT

        Prior to incorporation, Enmax funded the working capital requirements of the Company based upon a centralized cash management system. The net investment at December 31, 1998 and 1999 includes accumulated equity as well as any working capital funding requirements to/from Enmax.

        Upon incorporation, the Company issued to Enmax 100,000 common shares for $1,000. On March 7, 2000, the Company issued 100,710 of its common shares to certain employees for $0.01 per share. Between 70% and 100% of the shares granted to employees are subject to repurchase by the Company should any employee terminate or not execute employee and other ancillary agreements. The Company's rights of repurchase expire on the earlier of one year from the date of grant or the date of a public offering of the Company's securities. The difference between the fair value of the stock at the grant date and the exercise price of the options subject to repurchase will be recognized as compensation expense in the Company's statements of operations over the period that the repurchase rights expire. At September 30, 2000, there were approximately 30,000 common shares subject to repurchase. The difference between the fair value of the stock at the grant date and the exercise price of the options vested upon grant was immediately expensed in the Company's statements of operations. The amount of compensation expense that may be recorded for the stock grants still subject to repurchase is approximately $312,000 at September 30, 2000. Fair value at the grant date was deemed to be $10 per share based on an actual cash transaction with an unrelated party as described in the following paragraph.

        On March 15, 2000, certain net assets consisting of property and equipment, software and licenses related to the predecessor operations of the Company were also transferred to the Company by its parent at historical cost ($7,446) for 13,700,000 of the Company's common shares. On March 15, 2000, the Company issued 10,000 of its common shares at $10.00 per share to an unrelated outside party.

        On March 15, 2000, the Environmax.com, Inc. 2000 Incentive Plan ("Plan") was adopted by the Company's board of directors. The Plan has authorized the grant of options up to 2,210,000 shares to selected officers, directors, or employees of the Company and selected non-employee agents, advisors, and independent contractors with an exercise price equal to fair market value at date of grant. The Plan allows for the grant of incentive and nonqualified stock options, common stock, stock appreciation rights, and cash bonuses.

        The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense was recognized.

        Disclosure of pro forma information regarding net income (loss) is required by SFAS 123. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2000; risk-free interest rate of 6.5 percent; a dividend yield of -0- percent; volatility factors of the expected market price of the Company's common shares of .01; and a weighted-average expected life of the option of five years.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        For purpose of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows for the eight months ended September 30, 2000 (unaudited):

                                                     EIGHT MONTHS
                                                        ENDED
                                                     SEPTEMBER 30,
                                                         2000
                                                     -------------
                                                      (UNAUDITED)
Net loss, as reported                                 $1,631,252
Pro forma compensation expense for stock options         354,000
                                                      ----------
Pro forma net loss                                    $1,985,252
                                                      ==========
Pro forma net loss per share                          $     0.14
                                                      ==========


        Information regarding activity for stock options outstanding under the Plans are as follows for the eight months ended September 30, 2000 (unaudited):

                                                   Outstanding Options
                                             ===============================
                              SHARES
                             AVAILABLE                      WEIGHTED-AVERAGE
                            FOR OPTIONS        SHARES        EXERCISE PRICE
                            -----------      ----------     ----------------
                            (UNAUDITED)      (UNAUDITED)       (UNAUDITED)
Outstanding at                 None
 February 1, 2000
Authorized                   2,210,000
Exercised                   (1,128,150)       1,128,150         $10.00
Forfeited (canceled)            52,500          (52,500)         10.00
                            ----------       ----------         ------
Outstanding at
 September 30, 2000          1,134,350        1,075,650         $10.00
                            ==========       ==========         ======
Options exercisable at                          None
September 30, 2000

                                ----------------

        The weighted-average contractual life for options outstanding at September 30, 2000 is approximately 4.5 years. The weighted-average fair value of options granted during 2000 was approximately $2.80.

4.      INCOME TAXES

        Income tax expense consisted of the following for the eight months ended September 30, 2000 (unaudited):

                        EIGHT MONTHS
                            ENDED
                        SEPTEMBER 30,
                            2000
                        -------------
                         (UNAUDITED)
Federal:
  Current                     None
  Deferred               $(319,000)
                         ---------
                          (319,000)
                         ---------
State:
  Current                     None
  Deferred                 (56,000)
                         ---------
                           (56,000)
                         ---------
Valuation allowance        375,000
                         =========
Total                         None
                         =========



        The Company's effective income tax rate differs from the federal statutory rate for the following reasons:

                                                   EIGHT MONTHS
                                                      ENDED
                                                   SEPTEMBER 30,
                                                       2000
                                                   -------------
                                                    (UNAUDITED)
Income tax benefit at federal statutory rate        $(555,000)
State taxes, net of federal benefit                   (56,000)
Increase in valuation allowance                       375,000
Other, net (principally deferred compensation)        236,000
                                                    ---------

Total                                                    None
                                                    =========

        The income tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

                                                                     SEPTEMBER 30,
                                                                         2000
                                                                     -------------
                                                                      (UNAUDITED)
Deferred tax assets:
  Benefit accruals                                                     $  37,000
  Net operating loss carryforwards                                       341,000
                                                                       ---------
  Total deferred tax assets                                              378,000

Deferred tax liabilities - depreciation on property and equipment         (3,000)

Valuation allowance                                                     (375,000)
                                                                       ---------
Net deferred tax assets                                                     None
                                                                       =========


        During the eight months ended September 30, 2000, the valuation allowance increased $375,000. At September 30, 2000, the Company has a net operating loss carryforward of approximately $850,000 which begins to expire for federal purposes in 2020 and for the state purposes in 2005.

5.      LEASES

        The Company leases certain furniture and equipment under capital leases. It also leases its office facilities from Enmax under long-term operating leases. Rent expense under long-term operating leases for the period September 1, 1998 (date operations commenced) to December 31, 1998, the year ended December 31, 1999, the nine months ended September 30, 1999, the one month ended January 31, 2000, and the eight months ended September 30, 2000 was approximately $22,000, $52,000, $49,000,
        $5,000, and $44,000, respectively. The net book value of furniture and equipment under capital leases totaled $40,847, $34,563, and $181,950 as of December 31, 1998 and 1999 and September 30, 2000, respectively.

        Future minimum lease payments under these lease agreements are as follows as of December 31, 1999:

                                                         CAPITAL       OPERATING
                                                         --------      ---------
Year ending December 31:
2000                                                     $ 11,676       $ 53,199
2001                                                       11,676         41,271
2002                                                       11,676          2,058
2003                                                       11,676          1,200
                                                         --------       --------
Total                                                      46,704       $ 97,728
                                                                        ========
Less amount representing interest                          (9,584)
Less current portion                                       (7,720)
                                                         --------
Obligations under capital leases, long-term portion      $ 29,400
                                                         ========

6.      TEAMING AGREEMENT

        Effective February 2000, Enmax and Environmax entered into a teaming agreement whereby Environmax will provide the services under the HMMS contracts executed with Enmax. Enmax will pay the Company amounts as established in the HMMS contracts through purchase orders. During the eight months ended September 30, 2000, the Company recognized approximately $2,055,000 in revenue for Enmax. At September 30, 2000, approximately $259,000 was due from Enmax for services provided under the teaming agreement.

                                     ******

INDEPENDENT AUDITORS' REPORT


        To the Board of Directors and Stockholder of EnvironMax.com, Inc.:

        We have audited the accompanying balance sheet of EnvironMax.com, Inc. (the "Company") (a wholly owned subsidiary of Enmax Corporation) as of February 1, 2000 (date of incorporation). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

        In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of February 1, 2000 in conformity with accounting principles generally accepted in the United States of America.



/s/ DELOITTE & TOUCHE LLP
-------------------------


Salt Lake City, Utah
April 4, 2000

ENVIRONMAX.COM, INC.
(A WHOLLY OWNED SUBSIDIARY OF ENMAX CORPORATION)

BALANCE SHEET
FEBRUARY 1, 2000 (DATE OF INCORPORATION)

ASSETS
CASH                                                                         $1,000
                                                                             ======
COMMITMENTS AND CONTINGENCIES (Note 3)                                       $1,000
                                                                             ======
STOCKHOLDER'S EQUITY

COMMON STOCK - $0.001 par value; 100,000,000 shares authorized;
1000,000 shares issued and outstanding                                       $  100

PREFERRED STOCK - $0.001 par value; 20,000,000 shares authorized;
no shares issued and outstanding                                                 --

ADDITIONAL PAID-IN CAPITAL                                                      900
                                                                             ------

TOTAL STOCKHOLDER'S EQUITY                                                   $1,000
                                                                             ======


See notes to balance sheet.

ENVIRONMAX.COM, INC.
(A WHOLLY OWNED SUBSIDIARY OF ENMAX CORPORATION)

NOTES TO BALANCE SHEET
AS OF FEBRUARY 1, 2000 (DATE OF INCORPORATION)

1.      BACKGROUND AND COMPANY DESCRIPTION

        BACKGROUND - Enmax Corporation ("Enmax") is a certified small disadvantaged and minority-owned 8(a) business, providing information technology solutions to the government as well as prime contracts and subcontractors who provide high-tech systems and services to the government. Effective September 1, 1998 (date operations commenced), Enmax was awarded a $1.7 million contract from a United States government agency to provide maintenance and technical support on a hazardous material management system ("HMMS") software program utilized by various government sites. The operations relating to HMMS contract represent a separate operating component of Enmax. In 1999, the Company obtained two additional contracts totaling $1.5 million to provide additional HMMS support services to the various government locations utilizing HMMS software.

        In 1999, Enmax dedicated research and development resources to the development of a web-based hazardous material management and tracking system software utilizing their understanding and knowledge of HMMS software. The new software is a web-based, business-to-business internet application service provider (IASP) software that has the functionality of the existing HMMS software that is accessible through the internet. Effective February 1, 2000, EnvironMax.com, Inc. ("EnvironMax.com"), a wholly owned subsidiary of Enmax, was incorporated as a C corporation in the State of Utah to further develop and market the new web-based software product.

        DESCRIPTION OF COMPANY - The accompanying balance sheet includes the accounts of EnvironMax.com (the "Company"), a wholly owned subsidiary of Enmax. EnvironMax.com is a developer and distributor of web-based, business-to-business information technology services and products to government and commercial enterprises that have environmental compliance and reporting requirements. The Company also manages certain hazardous material management system (HMMS) software program contracts of the United States government on behalf of Enmax under a Teaming arrangement. The Company was initially funded on February 1, 2000.

2.      SIGNIFICANT ACCOUNTING POLICIES

        USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.      SUBSEQUENT EVENTS

        Effective March 1, 2000, all employees of Enmax, which provided services on the government HMMS contracts and research on the new web-based HMMS software, were transferred to the Company. As the contracts are not assignable, the Company will continue to team with Enmax to provide services under these contracts. Enmax will pay the Company an established rate, under an agreed-upon fee schedule, for services performed on the existing HMMS contracts.

        On March 7, 2000, the Company issued 97,840 shares of its common stock to certain employees for $0.01 per share. Between 70% and 100% of the shares granted to employees are subject to repurchase by the Company should any employee terminate or not execute employee and other ancillary agreements. The

        Company's rights of repurchase expire on the earlier of one year from the date of grant or the date of a public offering of the Company's securities. The difference between the fair value of the stock at the grant date and the exercise price of the options subject to repurchase will be recognized as compensation expense in the Company's statements of operations over the period that the repurchase rights expire. The difference between the fair value of the stock at the grant date and the exercise price of the options vested upon grant was immediately expensed in the Company's statements of operations. Fair value at the grant date was deemed to be $10 per share based on actual cash transactions with unrelated parties.

        On March 15, 2000, certain net assets consisting of property and equipment, software and licenses related to the predecessor operations of the Company were also transferred to the Company at historical cost for 13,700,000 shares of the Company's common stock. In addition, on March 15, 2000 the Company issued to an unrelated third party 10,000 shares of common stock for cash at $10.00 per share.

        On March 15, 2000, the EnvironMax.com, Inc. 2000 Incentive Plan ("Plan") was adopted by the Company's board of directors. The Plan has authorized the grant of options up to 2,210,000 shares to selected officers, directors, or employees of the Company and selected non-employee agents, advisors, and independent contractors. The Plan allows for the grant of incentive and nonqualified stock options, common stock, stock appreciation rights, and cash bonuses. The Company granted 889,100 options to employees of the Company on March 20, 2000 with an exercise price of $10.00 per share. An additional 98,000 options were granted to employees of the Company from March 21, 2000 through April 1, 2000 at $10.00 per share.

                                     ******

--------------------------------------------------------------------------------

                                 [COMPANY LOGO]






                              ENVIRONMAX.COM, INC.



                             UP TO 7,000,000 SHARES



                                  COMMON STOCK







                         ------------------------------

                                   PROSPECTUS
                         ------------------------------







                                 NOVEMBER , 2000

--------------------------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Shares being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission
     Registration Fee                               $ 38,808
Amex Filing Fee                                       12,000
Printing and Engraving and  Expenses                  50,000
Legal Fees and Expenses                              250,000
Accounting Fees and Expenses                         100,000
Transfer Agent and Registrar Fees and Expenses        35,000
Web Site Licensing Fee                               100,000
Web Site Promotional Fees                            200,000
Miscellaneous                                         26,192
                                                    --------

           TOTAL                                    $800,000
                                                    ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company's Articles of Incorporation limit the personal liability of directors and officers for monetary damages to the maximum extent permitted by Utah law. Under Utah law, such limitations include monetary damages for any action taken or failed to be taken as an officer or director except for (i) amounts representing a financial benefit to which the person is not entitled,
(ii) liability for intentional infliction of harm on the Corporation or its shareholders, (iii) unlawful distributions, or (iv) an intentional violation of criminal law. The Articles of Incorporation also provide that the Company will indemnify its directors and officers against any damages arising from their actions as agents of the Company, and that the Company may similarly indemnify its other employees and agents. The Company is also empowered under its Articles of Incorporation to enter into indemnification agreements with its directors and officers.

        The Company's Bylaws provide that, to the full extent permitted by the Company's Articles of Incorporation and the Utah Revised Business Corporation Act, the Company will indemnify (and advance expenses to) the Company's officers, directors and employees in connection with any action, suit or proceeding (civil or criminal) to which those persons are made party by reason of their being a director, officer or employee). Any such indemnification will be in addition to the advancement of expenses.

        The terms of the Company's Equity Incentive Plan provide that, to the fullest extent permitted by the Company's Articles of Incorporation and Bylaws and by Utah law, no member of the committee which administers the plan will be liable for any action or omission taken with respect to the plan or any options issued thereunder. The Plan also provides that no member of the Board of Directors will be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder.

        There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        (i) On February 1, 2000, we issued to Enmax Corporation 100,000 common shares in exchange for $1,000.

        (ii) On March 7, 2000, we issued to employees of EnvironMax.com, Inc. and Enmax Corporation 100,710 common shares in exchange for $978.40.

        (iii) On March 15, 2000, we issued to Enmax Corporation 13,700,000 common shares in exchange for property and intellectual property rights.

        (iv) On March 15, 1999, we issued and sold 10,000 common shares to Rand & Jones at a purchase price of $10.00 per share.

        (v) From March 20, 2000 through June 30, 2000, we granted options to purchase an aggregate of 1,075,650 common shares under our 2000 Equity Incentive Plan with a weighted average exercise price of $10.00.

        No underwriters were involved in the foregoing sales of securities. Except as noted such sales were deemed to be exempt under the Securities Act in reliance upon Section 4(2) thereof relative to sales by an issuer not involving any public offering, or, in the case of options to purchase common shares, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

               (a)     Exhibits

     3.1**     (i) Articles of Incorporation of EnvironMax.com, Inc.

               (ii)   By-laws of EnvironMax.com, Inc.

     4.1**     Shareholders Equity Incentive Plan, dated

     5.1*      Opinion regarding legality of the offering

    10.1       USAF Cooperative Research and Development Agreement Between
               Logistics Information Division and EnvironMax.com, Inc.

    10.2**     Assignment Agreement

    10.3**     License Agreement

    10.4       Bill of Sale

    10.5**     Teaming arrangement

    10.6       Website Development Contract with Inetz Media Group, Inc.

    10.7       HMMS License

    10.8(a)    Purchase Order Agreements between EnvironMax and Enmax

    10.8(b)    Purchase Order Agreements between EnvironMax and Enmax

    10.8(c)    Purchase Order Agreements between EnvironMax and Enmax

    10.9       General Service Administration Schedule 899 Listing

    10.10      General Service Administration Mellenia Lite Contract

    10.11      Professional Services Agreement with Three Marketeers

    10.12      Sublease for Corporate Headquarters

    10.13      Sublease to Layton Facilities

    10.14      Sublease for Clearfield facilities

    10.15      Tombstone Advertising Agreement with Double Click

    10.16      Trademark and Ancillary Rights Agreement

    10.17      Employment Agreement Doug Torian

    10.18      Employment Agreement with Dean Hutchings

    23.1       Independent auditors' consent

    23.2       Consent of counsel

    27         Financial data schedule

-----------

    *          To be filed by amendment

    **         Previously filed

ITEM 17. UNDERTAKINGS

        The undersigned Registrant hereby undertakes that:

        (1) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah on the 22nd day of November, 2000.

                                        ENVIRONMAX.COM, INC.

                                        By: /s/ Robert F. Craig
                                            ----------------------------------
                                            Robert F. Craig
                                            Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert F. Craig and Dean E. Hutchings, and each of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

/s/ Robert F. Craig                                          November 22, 2000
-----------------------------------------
Robert F. Craig
Chairman and Chief Executive  Officer

/s/ Fred Nichols                                             November 22, 2000
-----------------------------------------
Fred Nichols
President and Director

/s/ Dean Hutchings                                           November 22, 2000
-----------------------------------------
Dean Hutchings
Chief Financial Officer

/s/ Charles M. Meredith                                      November 22, 2000
-----------------------------------------
Charles M. Meredith
Director

/s/ Douglas Borba                                            November 22, 2000
-----------------------------------------
Douglas Borba
Director

/s/ Genowefa Z. Craig                                        November 22, 2000
-----------------------------------------
Genowefa Z. Craig
Director

/s/ George D. Torian, Jr.                                    November 22, 2000
-----------------------------------------
George D. Torian, Jr.
Director

/s/ Lynn B. Barney                                           November 22, 2000
-----------------------------------------
Lynn B. Barney
Director

EXHIBIT INDEX
-------------
     3.1**     (i) Articles of Incorporation of EnvironMax.com, Inc.

               (ii)   By-laws of EnvironMax.com, Inc.

     4.1**     Shareholders Equity Incentive Plan, dated March 15, 2000

     5.1*      Opinion regarding legality of the offering

    10.1       USAF Cooperative Research and Development Agreement Between
               Logistics Information Division and EnvironMax.com, Inc.

    10.2**     Assignment Agreement

    10.3**     License Agreement

    10.4       Bill of Sale, together with asset list

    10.5**     Teaming arrangement

    10.6       Website Development Contract with Inetz Media Group, Inc.

    10.7       HMMS License

    10.8(a)    Purchase Order Agreements between EnvironMax and Enmax

    10.8(b)    Purchase Order Agreements between EnvironMax and Enmax

    10.8(c)    Purchase Order Agreements between EnvironMax and Enmax

    10.9       General Service Administration Schedule 899 Listing

    10.10      General Service Administration Mellenia Lite Contract

    10.11      Professional Services Agreement with Three Marketeers

    10.12      Sublease for Corporate Headquarters

    10.13      Sublease to Layton Facilities

    10.14      Sublease for Clearfield facilities

    10.15      Tombstone Advertising Agreement with Double Click

    10.16      Trademark and Ancillary Rights Agreement

    10.17      Employment Agreement Doug Torian

    10.18      Employment Agreement with Dean Hutchings

    23.1       Independent auditors' consent

    23.2       Consent of counsel

    27         Financial data schedule

------------------------

    *          To be filed by amendment

    **         Previously filed